Exhibit 10.1

united states district court

western district of michigan

SOUTHERN division

MICHIGAN DEPARTMENT OF
ENVIRONMENTAL QUALITY,
No. 1:18-cv-00039-JTN-ESC
Plaintiff,
HON. janet t. neff
v.
mag. sally j. berens
WOLVERINE WORLD WIDE, INC.,
CONSENT DECREE
Defendant.

and

PLAINFIELD CHARTER TOWNSHIP
and ALGOMA TOWNSHIP,

Intervening Plaintiffs,

v.

WOLVERINE WORLD WIDE, INC.,

Defendant.

/

WOLVERINE WORLD WIDE, INC.,

Third-Party Plaintiff,

v.

3M Corporation,

Third-Party Defendant.

/

Polly A. Synk (P63473)

Danielle Allison-Yokom (P70950)

Brian J. Negele (P41846)

Assistant Attorneys General

Attorneys for Plaintiff

Environment, Natural Resources, and Agriculture Division

P.O. Box 30755

Lansing, MI 48909

(517) 335-7664

synkp@michigan.gov

allisonyokomd@michigan.gov

negeleb@michigan.gov

John V. Byl (P35701)

James Moskal (P41885)

Scott M. Watson (P70185)

Warner Norcross & Judd LLP

Attorneys for Defendant/Third-Party Plaintiff

111 Lyon Street NW, Suite 900

Grand Rapids, MI 49503

(616) 752-2000

jbyl@wnj.com

jmoskal@wnj.com

swatson@wnj.com

Douglas W. Van Essen (P33169)

Elliot J. Gruszka (P77117)

Silver & Van Essen, P.C.

Attorneys for Intervening Plaintiffs

300 Ottawa Avenue NW, Suite 620

Grand Rapids, MI 49503

(616) 988-5600

dwv@silvervanessen.com

egruszka@silvervanessen.com

Joe G. Hollingsworth

Frank Leone

Attorneys for Defendant/Third-Party Plaintiff

Hollingsworth LLP

1350 I Street, N.W.

Washington, DC 20005

(202) 898-5800

jhollingsworth@hollingsworthllp.com

fleone@hollingsworthllp.com

Daniel L. Ring

Michael A. Olsen

Richard F. Bulger

Timothy S. Bishop

Mayer Brown

Attorneys for Third-Party Defendant 3M Corporation, Inc.

71 S. Wacker Drive

Chicago, IL 60606

(312) 782-0600

dring@mayerbrown.com

molsen@mayerbrown.com

rbulger@mayerbrown.com

tbishop@mayerbrown.com

Harold A. Barza

Johanna Y. Ong

Joe M. Paunovich (P65340)

Valerie Roddy

Attorneys for Defendant/Third-Party Plaintiff

Quinn Emanuel Urquhart &

Sullivan, LLP

865 South Figueroa Street, 10th Floor

Los Angeles, CA 90017

(213) 443-3000

halbarza@quinnemanuel.com

johannaong@quinnemanuel.com

joepaunovich@quinnemanuel.com

valerieroddy@quinnemanuel.com

/

2

INDEX

APPENDICES		iii

CONSENT DECREE		1

I.	JURISDICTION	5

II.	APPLICABILITY	6

III.	STATEMENT OF PURPOSE	7

IV.	DEFINITIONS	8

V.	COMPLIANCE WITH STATE AND FEDERAL LAWS	15

VI.	MUNICIPAL WATER AND INSTITUTIONAL CONTROLS	16

VII.	PERFORMANCE OF RESPONSE ACTIVITIES	21

VIII.	FINANCIAL ASSURANCE	49

IX.	ACCESS	54

X.	SAMPLING AND ANALYSIS	59

XI.	EMERGENCY RESPONSE	60

XII.	FORCE MAJEURE	61

XIII.	RECORD RETENTION/ACCESS TO INFORMATION	64

XIV.	PROJECT MANAGERS AND COMMUNICATIONS/NOTICES	66

XV.	SUBMISSIONS AND APPROVALS	68

XVI.	REIMBURSEMENT OF THE STATE’S COSTS	71

XVII.	STIPULATED PENALTIES	75

XVIII.	DISPUTE RESOLUTION FOR MDEQ AND DEFENDANT	77

XIX.	INDEMNIFICATION AND INSURANCE	84

XX.	COVENANTS NOT TO SUE BY THE STATE	86

XXI.	NATURAL RESOURCE DAMAGES	89

i

XXII.	RESERVATION OF RIGHTS BY THE STATE	90

XXIII.	COVENANT NOT TO SUE BY INTERVENING TOWNSHIPS	94

XXIV.	COVENANT NOT TO SUE BY DEFENDANT AND CONTRIBUTING PARTIES	96

XXV.	EFFECT OF SETTLEMENT/CONTRIBUTION PROTECTION	97

XXVI.	MODIFICATIONS	99

XXVII.	SEPARATE DOCUMENTS	101

XXVIII.	INTEGRATION	101

XXIX.	TAX REPORTING	102

XXX.	FINAL JUDGMENT	103

ii

APPENDICES

Appendix A:	North Kent Study Area
Appendix B:	Wolverine Subsidiaries and Affiliates
Appendix C:	Prein & Newhof’s Preliminary Estimate of Probable Cost Summary
Appendix D:	Map of Filter Areas
Appendix E:	Map depicting the House Street Disposal Site
Appendix F:	Map of Municipal Water Areas
Appendix G:	List of PFAS Compounds
Appendix H:	Map depicting the Tannery
Appendix I:	List of Parcels and Map of Municipal Water Areas
Appendix J:	Ordinances
Appendix K:	Schedule for Submittal of Response Activity Plans
Appendix L:	Statement of Work for Operation and Maintenance
Appendix M:	Statement of Work for Residential Well Sample
Appendix N:	Statement of Work for Perimeter Well
Appendix O:	Map of Filter Areas 5, 6, 11, and 12
Appendix P:	Statement of Work for Filter Areas 5, 6, 11, and 12 Groundwater Monitoring
Appendix Q:	Map of Filter Area R-1 (19)
Appendix R:	Statement of Work for R-1 (19) Groundwater Monitoring
Appendix S:	Statement of Work for GSI Investigation
Appendix T:	1966 Settlement Agreement

iii

CONSENT DECREE

The Plaintiff is the Michigan Department of Environmental Quality1 (“MDEQ”).

The Intervening Plaintiffs are Plainfield Charter Township and Algoma Township (the “Townships”).

The Defendant is Wolverine World Wide, Inc. (“Wolverine”), a Delaware Corporation, with its principal place of business located in Rockford, Michigan.

MDEQ filed a Complaint and Amended Complaint in this action, asserting claims under Section 7002(a)(1)(B) of the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. § 6972(a)(1)(B), and under Part 201 of the Michigan Natural Resources and Environmental Protection Act (NREPA), Mich. Comp. Laws § 324.20101 et seq. MDEQ’s Amended Complaint alleges that: (i) Wolverine’s historic manufacturing processes at its former tannery located at 123 Main Street, Rockford, Michigan (the “Tannery site”) and Wolverine’s associated waste disposal practices affecting multiple locations in Northern Kent County have caused or contributed to conditions that present or may present an imminent and substantial endangerment to health or the environment under Section 7002(a)(1)(B) of RCRA; (ii) that Wolverine is responsible for causing a “release,” as defined in Section 20101(1)(pp) of the NREPA, Mich. Comp. Laws § 324.20101(1)(pp), that resulted in exceedances of Michigan’s cleanup criteria adopted in January 2018 for PFOA (perfluorooctanoic acid) and PFOS (perfluorooctane sulfonate); (iii) that Wolverine must abate the imminent and substantial endangerment resulting from its disposal of solid waste in the North Kent Study Area; (iv) that Wolverine is responsible for Response Activities to address the release and to pay the State of Michigan’s costs for oversight, surveillance and performance of Response Activities, provision of alternative water supplies, and State-led or State-approved health assessments or health studies; and (v) that Wolverine is responsible for obligations under Part 201, including but not limited to: determining the nature and extent of its releases of hazardous substances; diligently pursuing Response Activities necessary to achieve Michigan’s cleanup criteria; and providing alternative drinking water supplies where PFOA, PFOS, and other per- and polyfluoroalkyl substances (“PFAS Compounds”) pose an unacceptable risk to human health.

1 Pursuant to Executive Order 2019-06, effective April 22, 2019, the Department of Environmental Quality was renamed the Department of Environment, Great Lakes, and Energy.

Intervening Townships Plainfield Charter Township (“Plainfield”) and Algoma Township (“Algoma”) also filed a Complaint and Amended Complaints against Wolverine based on the alleged release of PFAS Compounds that impact the clean water needs of many residents in the Townships under RCRA, NREPA, and common law tort, including public nuisance.

Plainfield operates a municipal water filtering and distribution system that serves many areas within Plainfield and, pursuant to an agreement with Algoma, it distributes treated water from its system to areas within Algoma. In this suit, the Townships allege that municipal water was the most appropriate remedy for areas within the two Townships that can be reasonably served by Plainfield’s municipal water system by extension and allege that, in other areas, a remedy of Wolverine provided filters, enforced and regulated in part by local ordinances is the most appropriate remedy.

Wolverine has disputed MDEQ’s and the Townships’ allegations. Nonetheless, Wolverine has voluntarily provided filtered water systems to certain residences within Plainfield and Algoma. In cooperation with MDEQ, Wolverine has also undertaken extensive investigations of groundwater and drinking water within Plainfield and Algoma, and, under the direction of the United States EPA, Wolverine has undertaken certain Response Activities at the Tannery and the House Street Disposal Site.

This Consent Decree resolves all claims that were or could have been alleged by MDEQ and the Intervening Townships in the Amended Complaints, except as expressly specified in Sections XXI (Natural Resource Damages), XXII (Reservation of Rights by the State), and XXIV (Covenant Not to Sue by Defendant), arising out of Wolverine’s alleged release of PFAS Compounds into the environment that came to be located within or otherwise impact the North Kent Study Area, depicted in Appendix A.

The Parties agree, and the Court by entering this Consent Decree finds, that the Response Activities set forth herein will abate the release or threatened release of PFAS Compounds into the environment, control future releases, and protect public health, safety, and welfare, and the environment in the North Kent Study Area.

The execution of this Consent Decree by the Defendant is in compromise of disputed claims, is for settlement purposes only, and is neither an admission, nor denial, of liability with respect to any issue dealt with in this Consent Decree or any other matter or litigation nor an admission, nor denial, of any factual allegations or legal conclusions stated or implied herein.

MDEQ’s filing of the Amended Complaint and entry into this Consent Decree constitutes diligent prosecution by the State, under Section 7002(b)(2)(C)(i) of RCRA, 42 U.S.C. § 6972(b)(2)(C)(i), of all matters alleged in the Complaint and addressed by this Consent Decree.

NOW, THEREFORE, without this Consent Decree constituting an admission of any of the allegations in the Complaint or as evidence of the same, and upon the consent of the Parties, by their attorneys, it is hereby ORDERED, ADJUDGED AND DECREED:

I.         JURISDICTION

1.1       This Court has jurisdiction over the claims set forth in the MDEQ Amended Complaint and Intervening Townships’ Second Amended Complaint under Section 7002(a) of RCRA, 42 U.S.C. § 6972(a); the federal Declaratory Judgment Act, 28 U.S.C. § 2201; and 28 U.S.C. § 1331 (federal question). This Court further has jurisdiction over the Intervening Townships’ CERCLA claims set forth in its Second Amended Complaint under 42 U.S.C. § 9613(b); the federal Declaratory Judgment Act, 28 U.S.C. § 2201; and 28 U.S.C. § 1331. This Court also has supplemental jurisdiction over the MDEQ’s Michigan NREPA claims set forth in its Amended Complaint and the Intervening Townships’ common law nuisance claims and state Michigan NREPA claims under 28 U.S.C. § 1367, because they are substantially related to the RCRA claims and form part of the same case or controversy. Venue lies in the Western District of Michigan pursuant to 33 U.S.C. § 2717(b), 42 U.S.C. § 9613, and 28 U.S.C. § 1391. Defendant waives all objections and defenses that it may have with respect to jurisdiction of the Court or to venue in this District. Defendant shall not challenge this Court’s jurisdiction to enter and enforce this Consent Decree. For the purposes of this Consent Decree, Defendant admits that the Complaints in this action state claims against Defendant for which relief may be granted under RCRA and state law.

1.2       The Court determines that the terms and conditions of this Consent Decree are fair, reasonable, adequately resolve the environmental issues raised in the public interest, and properly protect the interests of the people of the State of Michigan.

1.3       The Court shall retain jurisdiction over the Parties and subject matter of this action until termination of this Consent Decree, for the purpose of resolving disputes arising under this Consent Decree or entering orders modifying this Consent Decree, pursuant to Sections XVIII (Dispute Resolution for MDEQ and Defendant) and XXVI (Modifications), or effectuating or enforcing compliance with the terms of this Consent Decree.

II.         APPLICABILITY

2.1       The obligations of this Consent Decree apply to and are binding upon the Parties and each of their successors, assigns, or other entities or persons otherwise bound by law to comply with this Consent Decree. In any action to enforce this Consent Decree, no Party shall raise as a defense the failure by any of its officers, directors, employees, agents, or contractors to take any actions necessary to comply with the provisions of this Consent Decree; nor shall any Party contest the right of any other Party to enforce any provisions of this Consent Decree that are enforceable by the other Party.

2.2       No transfer or change of ownership or operation of Defendant, including, but not limited to, any transfer of assets or real or personal property, whether in compliance with the procedures of this Paragraph or otherwise, shall relieve Defendant of its obligation to ensure that the terms of this Consent Decree are implemented; nor shall any change in corporate status alter the rights and responsibilities of Defendant and its successors and assigns under this Consent Decree.

(a)       Defendant shall provide MDEQ with written notice with no less than thirty (30) Days prior to its transfer of ownership of part or all of the Tannery or House Street Disposal Site and shall provide a copy of this Decree to any subsequent owners or successors prior to the transfer of any ownership rights. Defendant shall comply with the requirements of Mich. Comp. Laws § 324.20116.

(b)       Notwithstanding any transfer of Defendant’s interest in (i) the Tannery, or (ii) the House Street Disposal Site, or (iii) any real property where Defendant is required to implement Response Activities under this Consent Decree, Defendant shall remain obligated to Plaintiffs for performance of all requirements under this Consent Decree.

(c)       Each Party shall provide a copy of this Consent Decree to all officers, employees, and agents whose duties might reasonably include compliance with any provision of this Consent Decree, as well as to any contractor retained to perform work required under this Consent Decree. Each party shall condition any contract to perform Response Activities required under this Consent Decree upon performance of the Response Activities in conformity with the terms of this Consent Decree. With regard to the activities undertaken pursuant to this Consent Decree, each of Defendant’s contractors and subcontractors shall be deemed to be in a contractual relationship with the Defendant within the meaning of Section 20126(4)(d)(iii) of Part 201, Mich. Comp. Laws § 324.20126(4)(d)(iii).

2.3       The signatories to this Consent Decree certify that they are authorized to execute this Consent Decree and to legally bind the parties they represent.

III.         STATEMENT OF PURPOSE

The Parties have determined that entry of this Consent Decree will:

3.1       Facilitate the continued performance of Response Activities required under Part 201 of the NREPA, including those required under this Consent Decree;

3.2       Ensure the performance of Response Activities required by this Consent Decree to address PFAS Compounds alleged to have been released by Defendant and impacting the North Kent Study Area and to protect public health, safety, and welfare, as required by law;

3.3       Require Defendant to develop, implement and monitor certain Response Activities as required in this Consent Decree;

3.4       Provide for the Defendant’s reimbursement of the State’s Future Response Activity Costs in accordance with Section XVI (Reimbursement of the State’s Costs);

3.5       Resolve Wolverine’s liability under RCRA and Part 201 as provided herein and resolve all claims that were alleged or could have been alleged by MDEQ and the Townships in the Amended Complaints, except as expressly specified in Sections XXI (Natural Resource Damages), XXII (Reservation of Rights by the State), and XXIV (Covenant Not to Sue by Defendant), arising out of any release of PFAS Compounds within or that came to be located within or otherwise impact the North Kent Study Area; and

3.6       Serve the public interest, abate imminent and substantial endangerment, and minimize litigation.

IV.         DEFINITIONS

4.1       “Day” means a calendar day. “Working Day” shall mean a day other than a Saturday, Sunday, or state holiday. In computing any period of time under this Consent Decree, where the last day would fall on a Saturday, Sunday, or state holiday, the period shall run until the close of business of the next Working Day.

4.2       “Consent Decree” means this Consent Decree and any Appendices attached hereto, including any future modifications, and any reports, plans, specifications and schedules required by the Consent Decree which, upon approval of MDEQ, shall be incorporated into and become an enforceable part of this Consent Decree. In the event of a conflict between this Consent Decree and any Appendix or approved plan, this Consent Decree shall control.

4.3       “Contributing Parties” means (i) persons from whom Defendant has sought and obtained contribution with respect to Defendant’s obligations under Sections VI (Municipal Water and Institutional Controls) and VII (Performance of Response Activities) hereunder, provided that Defendant submits written documentation to the MDEQ identifying such persons, and (ii) such persons’ subsidiaries, affiliates, joint ventures, and current and former officers, directors, and employees. However, Waste Management of Michigan, its parents, subsidiaries, and affiliates shall not be considered Contributing Parties under this Consent Decree.

4.4       “Conceptual Site Model” or “CSM” means a written and illustrative representation of the physical, chemical, and biological processes that control the transport, migration and actual and potential impacts of contamination to human and ecological receptors. The initial Conceptual Site Model shall be based on the investigations performed to date, and a Conceptual Site Model shall at a minimum include:

(a)       A written summary and discussion of the area geology, hydrogeology, and contaminant distribution;

(b)       A written summary of environmental investigations and response activities in the area included within the CSM;

(c)       Data tables which summarize any relevant sample results, monitoring well and sample depths, and piezometric elevations if available;

(d)       Figures depicting sample and monitoring well locations;

(e)       Any available groundwater contour maps, iso-concentration map;

(f)       Cross section(s) illustrating the area geology, hydrogeology, contaminant distribution, and relative anthropologic information; and

(g)       Three-dimensional visual representation of the subsurface geology and hydrogeology if available.

The Conceptual Site Model shall be periodically updated as needed to reflect new data and information.

4.5       “Defendant” means Wolverine World Wide, Inc. (“Wolverine”), a Delaware corporation with its principal place of business located in Rockford, Michigan, and its successors and its subsidiaries, affiliates, joint ventures, and current and former officers, directors, and employees (a list of such subsidiaries, affiliates, and joint ventures is set forth in Appendix B).

4.6       “DHHS” means the Michigan Department of Health and Human Services, its successor entities, and those authorized persons or entities acting on its behalf.

4.7       “Effective Date” means the date that the Court enters this Consent Decree, as recorded on the Court’s docket.

4.8       “Extend Municipal Water” includes, without limitation, new water mains; trunk lines; service lines to the homes; hookup from service lines to the home; administrative costs; connection, frontage, and other fees; engineering, legal, and other contingencies; and all fees and costs estimated in Prein & Newhof’s project estimates attached as Appendix C.

4.9       “FAM” means the financial assurance mechanism or mechanisms that Defendant is required to establish and maintain pursuant to Section VIII (Financial Assurance) of this Consent Decree, to secure the Defendant’s Long-Term Response Activity Costs as defined in Paragraph 4.15 of this Consent Decree.

4.10       “Filter Areas” means those areas in the North Kent Study Area where municipal water will not be extended as a requirement of this Consent Decree. Filter Areas are depicted in Appendix D—Map of Filter Areas.

4.11       “Future Response Activity Costs” means all costs incurred by the State after the Effective Date that are response activity costs as defined in Mich. Comp. Laws § 324.20101(ww), to oversee, enforce, monitor, and document compliance with this Consent Decree, and to perform those Response Activities as defined in Mich. Comp. Laws § 324.20101(yy) that are required by this Consent Decree including: evaluation, interim response activity, remedial action, demolition, providing an alternative water supply, costs related to health assessments or health effect studies carried out under the supervision, or with the approval of, DHHS related to Response Activities, or the taking of other actions necessary to protect the public health, safety, or welfare, or the environment or the natural resources. Future Response Activity Costs also include, but are not limited to, the State’s costs incurred after the Effective Date to monitor Response Activities, observe and comment on field activities, review and comment on submissions, collect and analyze samples, evaluate data, purchase equipment and supplies to perform monitoring activities, attend and participate in meetings, prepare and review cost reimbursement documentation, and perform Response Activities pursuant to Paragraph 7.17 (The State’s Performance of Response Activities) and Section XI (Emergency Response). Contractor costs are also considered Future Response Activity Costs. Notwithstanding the preceding sentences, Future Response Activity Costs do not include (1) costs incurred for the Groundwater Investigation in Area R-1 (19) as provided in Paragraph 7.9(b)(B)(ii), or (2) MDEQ costs of additional Response Activities voluntarily conducted by MDEQ in the North Kent Study Area that are not oversight of Response Activities Defendant is required to perform under this Consent Decree or enforcement thereof, however Future Response Activity Costs do include costs incurred pursuant to Paragraph 7.17 or Section XI (Emergency Response).

4.12        “House Street Disposal Site” means the property located at 1855 House Street in Belmont, Michigan and associated adjacent properties where Wolverine historically disposed of tannery waste and as depicted in Appendix E—Map depicting the House Street Disposal Site.

4.13       “Interest” means interest that accrues at the rate and by the method specified in Section 20126a(3) of Part 201, Mich. Comp. Laws § 324.20126a(3).

4.14       “Intervening Townships” means Plainfield Charter Township and Algoma Township.

4.15       “Long-Term Response Activity Costs” means those costs necessary to assure the performance of monitoring, operation and maintenance, oversight, and other costs that are determined by MDEQ to be necessary to assure the effectiveness and integrity of the Response Activities required by this Consent Decree.

4.16        “MDEQ” means the Michigan Department of Environmental Quality (the name of the agency at the time the lawsuit was filed) and now known as the Michigan Department of Environment, Great Lakes, and Energy (EGLE), its successor entities, and those authorized persons or entities acting on its behalf.

4.17       “Municipal Water Areas” means those areas in the North Kent Study Area where municipal water will be extended under this Consent Decree, specifically areas 1, 2, 3, 4, 7, 8, 9, 10, 13, 16, 17, and 18 as depicted in Appendix F—Map of Municipal Water Areas.

4.18       “Natural Resource Damages” means damages for injury to, destruction of, or loss of natural resources, and the costs for any natural resource damage assessment, whether recoverable under CERCLA, Michigan statute, or common law.

4.19       “North Kent Study Area” means the area of investigation that is relevant to this litigation as depicted in Appendix A—Maps of North Kent Study Area. The North Kent Study Area is comprised of the residential well sampling areas for House Street, Wolven/Jewell, Wolven Northeast, Twelve Mile and Summit, Rogue River, and North Childsdale (as more specifically depicted in map 2 of Appendix A) and the Tannery and House Street Disposal Site. The geographic extent of the North Kent Study Area may be expanded by written agreement between Defendant and MDEQ.

4.20       “Part 31” means Part 31, Water Resources, of the NREPA, Mich. Comp. Laws § 324.3101 et seq., and the Part 31 Administrative Rules.

4.21       “Part 115” means Part 115, Solid Waste Management, of the NREPA, Mich. Comp. Laws § 324.11501 et seq., and the Part 115 Administrative Rules.

4.22       “Part 201” means Part 201, Environmental Remediation, of the NREPA, Mich. Comp. Laws § 324.20101 et seq., criteria developed pursuant to Mich. Comp. Laws § 324.20120a, and the Part 201 Administrative Rules.

4.23       “Party” means the Defendant, the State, or an Intervening Township. “Parties” means the Defendant, the State, and the Intervening Townships.

4.24       “PFAS Compounds” are human-made fluorinated organic chemicals and include both per- and polyfluorinated chemicals. Perfluorinated chemicals have carbon chain atoms that are totally fluorinated, while polyfluorinated chemicals have at least one carbon chain atom that is not totally fluorinated (Buck et al. 2011). For purposes of this Consent Decree, “PFAS Compounds” shall be limited to the list of PFAS Compounds in Appendix G—PFAS Compounds.

4.25       “Response Activity Plan” means a plan for undertaking Response Activities. A Response Activity Plan may include one or more of the following:

(a)       A plan to undertake Response Activities required by this Consent Decree;

(b)       A plan to undertake interim Response Activities;

(c)        A plan for remedial investigation;

(d)       A Feasibility Study;

(e)       An Operation and Maintenance Plan; or

(f)       A Remedial Action Plan.

4.26       “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

4.27       “RRD” means the Remediation and Redevelopment Division of MDEQ and its successor entities.

4.28       “State” or “State of Michigan,” unless otherwise specified in this Consent Decree, means the State of Michigan and its agencies and departments, including DHHS, the Michigan Department of Attorney General (MDAG) and the MDEQ, and any authorized representatives acting on their behalf.

4.29       “State Disposal Landfill Site” means the superfund site located at East Beltline and 4 Mile Road NE in Grand Rapids, Michigan.

4.30       “Submissions” means all plans, reports, schedules, and other submissions that are required to be provided to the State or MDEQ pursuant to this Consent Decree. “Submissions” does not include the notifications set forth in Section XII (Force Majeure) of this Consent Decree.

4.31       “Tannery” means all parcels of property located at 123 North Main Street in Rockford, Michigan where Wolverine historically operated a tannery to process hides and leathers for use in shoes, boots, and other consumer leather goods and as depicted in Appendix H—Map Depicting the Tannery.

4.32       Unless otherwise stated herein, all other terms used in this Consent Decree, which are defined in Part 3, Definitions, of the NREPA, Mich. Comp. Laws § 324.301, or Part 201, shall have the same meaning in this Consent Decree as in Part 3 and Part 201.

V.         COMPLIANCE WITH STATE AND FEDERAL LAWS

5.1       All actions required to be taken pursuant to this Consent Decree shall be undertaken in accordance with the requirements of all applicable state and federal laws, rules, and regulations, including, but not limited to, Part 31, Part 201, RCRA and its rules, and laws relating to occupational safety and health. Other State agencies may also be called upon to review the performance of Response Activities under this Consent Decree. Compliance with this Consent Decree shall not be a defense to any action commenced by the State pursuant to any such laws or regulations except as set forth in Section XX (Covenant Not to Sue By the State) and Section XXII (Covenant Not to Sue By Intervening Townships).

5.2       This Consent Decree does not relieve any Party’s obligations to obtain and maintain compliance with permits. Where any compliance obligation under this Consent Decree requires a Party to obtain a federal, state, or local permit or approval, the Party shall submit timely and complete applications and take all other actions necessary to obtain all such permits or approvals.

VI.          MUNICIPAL WATER AND INSTITUTIONAL CONTROLS

6.1       Municipal Water.

(a)       The Plainfield Charter Township Water Department shall Extend Municipal Water to the parcels in the Municipal Water Areas listed and depicted in Appendix I—List of Parcels and Map of Municipal Water Areas.

(i)       Plainfield’s Water Department shall provide quarterly reports to MDEQ and Defendant, with the first report due within 30 days after the Effective Date, that document its municipal water installation progress in the Municipal Water Areas and its schedule for planned municipal water installation activities in the next quarter, including an estimated budget and schedule of likely payments for such planned activities, until the requirements of Paragraph 6.1(a) are completed.

(ii)       Plainfield’s Water Department shall meet with MDEQ and Defendant annually between November 15 and December 15 to discuss its municipal water installation progress until the requirements of Paragraph 6.1(a) are completed.

(iii)       Beginning in September 2020 Plainfield’s Water Department shall provide a quarterly report to MDEQ and Defendant identifying those homes that have been hooked up to municipal water until the requirements of Paragraph 6.1(a) are completed.

(b)       Plainfield will, at dates to be determined by Plainfield, and upon permits issued by MDEQ, construct a permanent granulated activated carbon (“GAC”) filtering system on its existing water treatment plant, develop and put into place a replacement wellfield for its Versluis wellfield, and expand the capacity of its water treatment plant, using the plant’s current technology, including its current lime residuals deposit system and fixtures.

(c)       Defendant stipulates to fund the costs of Plainfield’s obligations under Paragraphs 6.1(a) and 6.1(b) above, subject to an aggregate cap of $69.5 million. Defendant shall pay Plainfield as follows for the obligations under Paragraph 6.1(a):

•      $11 million within 30 days from Plainfield’s notice to Defendant that Plainfield has received bid proposals for work to be performed in 2020, and $10.5 million within 120 days from Plainfield’s notice to Defendant that Plainfield has received bid proposals for work to be performed in 2020;

•      $6.5 million within 30 days from Plainfield’s notice to Defendant that Plainfield has received bid proposals for work to be performed in 2021, and $6.7 million within 120 days from Plainfield’s notice to Defendant that Plainfield has received bid proposals for work to be performed in 2021;

•      $9.6 million within 30 days from Plainfield’s notice to Defendant that Plainfield has received bid proposals for work to be performed in 2022, and $9 million within 120 days from Plainfield’s notice to Defendant that Plainfield has received bid proposals for work to be performed in 2022; and

•      $4.7 million within 30 days from Plainfield’s notice to Defendant that Plainfield has received bid proposals for work to be performed in 2023, and whatever remains of the $62 million within 120 days from Plainfield’s notice to Defendant that Plainfield has received bid proposals for work to be performed in 2023.

Plainfield shall annually notify Defendant within 10 days after Plainfield has commenced preparation of its bid package for the work to be completed for the next construction season. If the funds to be advanced are insufficient to pay for the work performed in that time period, Defendant shall advance additional funds out of the next scheduled allocation within thirty (30) days of Plainfield’s written request until the $62 million is exhausted. For the obligations under Paragraph 6.1(b), Defendant shall pay Plainfield for the estimated costs with a cap of $7.5 million. Within 60 days after Plainfield advises Defendant of its good faith estimates regarding a project under Paragraph 6.1(b), Defendant shall advance the estimated funds up to an aggregate cap of $7.5 million. Plainfield shall establish a segregated account for Defendant to make payments to hereunder and for Plainfield to pay contractors performing work hereunder. Account balance and transaction statements from the account shall be provided to all Parties. At the end of each calendar year until all obligations in Paragraph 6.1(a) are completed, Plainfield will provide Defendant and MDEQ a statement verifying the activities completed that year. Until the end of 2023, if advanced funds under Paragraph 6.1(a) or Paragraph 6.1(b) in any one year have not been expended during that year, Plainfield will return the unexpended funds to the Defendant for use in the year or years upcoming.

(d)       Defendant agrees with Plainfield that Defendant’s payment obligations under Paragraph 6.1(c) are incurred to obtain Plainfield’s performance as described above, are non-dischargeable in any bankruptcy or insolvency action and are an administrative obligation necessary for Defendant to achieve regulatory compliance under RCRA and/or NREPA. In the event that Defendant fails to make timely payments hereunder and upon application by Plainfield, Defendant will stipulate to the entry of an appropriate enforcement order and/or judgment from the Court.

(e)       In good faith, and to the extent permitted by law, the MDEQ will:

(i)       Assist Plainfield in identifying State grant funds available to water supplies addressing PFAS Compounds contamination, that Plainfield could seek for the construction of the permanent GAC plant and replacement wellfield for the Versluis wellfield; and

(ii)       Duly consider a timely, appropriate, and eligible application for such a grant by Plainfield.

Plainfield will apply in a timely manner for any such available grant.

(f)       Notwithstanding any other provision of this Decree, Wolverine shall not be deemed to be in violation or breach of either this Decree or any statute, regulations, or other law in the event that the connection of any property to a public water supply system cannot be completed by reason of the refusal, failure, or inability for any reason of either or both of the Intervenor Townships or other public owner or operator of a public water supply system, as applicable, to obtain any necessary authorization, enact any required ordinance or other local legislation, including an ordinance under paragraph 6.2 of this Consent Decree, or otherwise perform an act that is prerequisite to the licensing, construction, or operation of the desired connection or extension.

6.2       Intervening Townships Ordinance Enactment.

(a)       The Intervening Townships shall each enact the ordinances attached as Appendix J, prohibiting the use of groundwater in the Municipal Water Areas and requiring connection to municipal water for drinking water in all areas where municipal water has been or will be installed, including those areas where Defendant pays for hookup.

(b)       The ordinance shall also require the property owners in the Filter Areas who are provided filters pursuant to this Consent Decree to utilize the filters provided and provide necessary access to Defendant and its agents for the monitoring, repair, and maintenance of filter systems.

(c)       Upon reasonable request, Defendant shall provide to the owner of a parcel who is seeking one of the Ordinance’s exceptions to the prohibitions on groundwater use, existing information in Defendant’s possession that may aid the parcel owner in obtaining such an exception.

(d)       The Intervening Townships may amend Appendix J, provided that the above provisions are not removed while this Consent Decree is in effect.

VII.      PERFORMANCE OF RESPONSE ACTIVITIES

7.1       Performance Objectives.

Defendant shall perform Response Activities in the North Kent Study Area as described in this Consent Decree in a manner that complies with the requirements of Part 201, including Section 20114 of Part 201, Mich. Comp. Laws § 324.20114, to meet the following performance objectives:

(a)       Continue to assess the impacts of Defendant’s releases of PFAS Compounds to groundwater as required by this Consent Decree.

(b)       Prevent exposures to PFOA + PFOS concentrations in excess of 10 ppt or to PFAS Compounds in excess of applicable criteria for drinking water well users as required by this Consent Decree.

(c)       Address PFAS Compounds contamination at the Tannery through compliance with the U.S. EPA Administrative Settlement Agreement and Order on Consent for Removal Actions and prevent PFAS Compounds from venting to the surface water above water quality standards issued under Part 31 as required by this Consent Decree.

(d)       Implement Response Activities at the House Street Disposal Site to manage solid wastes at the House Street Disposal Site and reduce and control potential migration of PFAS compounds from soils and sludges into the groundwater from the House Street Disposal Site as required by this Consent Decree.

(e)       Implement Response Activities to monitor the potential migration of and threat posed by PFAS Compounds in groundwater to drinking water wells outside the Municipal Water Areas as required by this Consent Decree.

(f)       Implement Response Activities to define the nature and extent of PFAS Compounds in groundwater in the Filter Areas as required by this Consent Decree.

(g)       Implement Response Activities to assess the potential for PFAS Compounds contamination in groundwater to vent to surface water as required by this Consent Decree.

(h)       Prevent, minimize, or mitigate injury to the public health, safety, or welfare, or to the environment as necessary in the course of the implementation of Response Activities.

(i)       To the extent that the Defendant is the owner or operator of part or all of any Facility in the North Kent Study Area, undertake all Response Activities necessary to achieve and maintain compliance with Section 20107a of the NREPA at the Facility

(j)       Assure the ongoing effectiveness and integrity of the Response Activities specified by this Consent Decree.

7.2       Quality Assurance Requirements.

(a)       Defendant shall conduct all its Response Activities required under this Consent Decree in accordance with its Quality Assurance Project Plan (“QAPP”) dated August 30, 2018 and any documents that supersede or amend the QAPP shall apply to the work plans required under this Consent Decree, to the extent they are applicable. Defendant, upon MDEQ approval, may amend or revise the QAPP from time to time. Five percent (5%) data validation will be required under the QAPP.

(b)       For drinking water sample analysis, Defendant shall utilize an approved U.S. EPA methodology as specified in the QAPP.

(c)       For groundwater samples from monitoring wells or points, Defendant shall utilize testing methods that follow published reference materials applicable to groundwater as specified in the QAPP to meet project data quality objectives.

7.3       Documentation of Compliance with Section 20107a of the NREPA.

To the extent that the Defendant owns or operates the Tannery or the House Street Disposal Site, the Defendant shall maintain and upon the MDEQ’s request, submit documentation to the MDEQ within thirty (30) Days of such request, that summarizes the actions the Defendant has taken or is taking to comply with Section 20107a of the NREPA and the Part 201 Rules. Failure of the Defendant to comply with the requirements of this paragraph, Section 20107a of the NREPA, or the Part 201 Rules shall constitute a violation of this Consent Decree. Defendant shall not be deemed to be an “operator” of any property by virtue of Defendant’s inspection, investigation, removal, monitoring, or performance of any other response activity or action pursuant to this Consent Decree at such non-owned property, including without limitation the installation, operation, repair, or maintenance of any temporary or long-term alternative water supply, or any component thereof, at such non-owned property.

7.4       Response Activity Work Plans.

(a)       Defendant shall submit Response Activity Plans to MDEQ for its review and approval in accordance with the schedule in Appendix K—Schedule for Submittal of Response Activity Plans. The Response Activity Plan(s) shall set forth in detail the Response Activities to be performed as outlined in the initial statements of work in Paragraphs 7.9(a) (Perimeter Wells), 7.9(b) (Groundwater Investigation and Monitoring Wells), and 7.10 (GSI Investigation). The Response Activity Plans may be organized by subject matter or by geography and will include, at a minimum, the following: (a) a Conceptual Site Model; (b) the proposed statement of work; (c) data quality objectives; (d) quality assurance and quality control; (e) schedules for performance of the Response Activities; (f) schedule for submittal of a Response Activity Plan that either (1) proposes no further investigatory Response Activities and contains, if required, a monitoring plan, or (2) proposes investigatory next steps; (g) proposed investigation methods; and (h) sampling and analytical methods and procedures.

(b)       Defendant shall submit the Response Activity Plan for Operation and Maintenance to MDEQ for its review and approval in accordance with the schedule in Appendix K—Schedule for Submittal of Response Activity Plans. The Response Activity Plan shall set forth in detail the Response Activities to be performed as outlined in the initial statements of work in Paragraphs 7.5 (Filters). The Response Activity Plan shall include, at a minimum, for all filters required under this Consent Decree (a) the operation and maintenance of filters; (b) a filter cessation plan; and (c) a performance monitoring plan for filters

(c)       Defendant shall submit the Response Activity Plan for Residential Well Sampling to MDEQ for its review and approval in accordance with the schedule in Appendix K—Schedule for Submittal of Response Activity Plans. The Response Activity Plan shall set forth in detail the Response Activities to be performed as outlined in the initial statements of work in Paragraphs 7.6 (Residential Well Sampling). The Response Activity Plan shall include, at a minimum, (a) schedule for conducting residential well sampling in the Filter Areas; (b) locations and frequency where residential well sampling will occur, including the justification and rationale for the locations and frequency chosen; (c) data quality objectives; (d) quality assurance and quality control; (e) maps of sampling locations; and (f) tables summarizing existing residential well sampling results and well screen elevations.

7.5       Filters.

(a)       Defendant shall operate and maintain all whole house filters and point of use filters required to be installed, operated, or maintained pursuant to this Consent Decree in accordance with the performance objective in Paragraph 7.1(b) as set forth in Appendix L—Statement of Work for Operation and Maintenance and the Response Activity Plan in Paragraph 7.4(b).

(b)       Defendant will continue to operate and maintain all filters Defendant has installed as of the Effective Date in the Municipal Water Areas in accordance with Appendix L— Statement of Work for Operation and Maintenance and the Response Activity Plan in Paragraph 7.4(b) until municipal water is installed for that particular property owner.

(c)       In the Filter Areas, Defendant will continue operation and maintenance in accordance with Appendix L— Statement of Work for Operation and Maintenance and the Response Activity Plan in Paragraph 7.4(b) on the following filters existing as of the Effective Date:

(i)       All filters Defendant has installed in homes with concentrations of PFOA + PFOS above 10 ppt in water coming into the home and prior to treatment unless and until new, applicable cleanup criteria become effective; and

(ii)       If new, applicable cleanup criteria become effective, all filters Defendant has installed in the Filter Areas with PFAS Compounds with concentrations above applicable cleanup criteria in water coming into the home and prior to treatment.

(d)       Wolverine will cease operation and maintenance of any filters that are not required to be operated and maintained under this Consent Decree in accordance with Appendix L— Statement of Work for Operation and Maintenance and the Response Activity Plan in Paragraph 7.4(b).

(e)       Defendant shall offer to install and maintain new filters for any residential drinking water well existing on the Effective Date in the Filter Areas if a drinking water well sample, including those samples collected pursuant to Paragraph 7.6, (i) contains concentrations of PFOA+ PFOS above 10 ppt until new applicable cleanup criteria become effective or (ii) if new applicable cleanup criteria become effective, contains PFAS Compounds at concentrations that exceed applicable criteria for PFAS Compounds.

(f)       If at any time in the future a home in the Filter Area where Defendant is operating and maintaining a filter is hooked up to a municipal water supply, Defendant may cease operation and maintenance on that home’s filter upon written notice to MDEQ and the homeowner.

(g)       For any filter Defendant ceases to operate and maintain pursuant to a process set forth in this Consent Decree, Defendant shall be responsible for the proper removal of the filter system and spent granular activated carbon from the home unless the homeowner agrees in writing to keep the filter system.

7.6       Residential Well Sampling.

Defendant shall conduct residential drinking water well sampling in the Filter Areas as set out in Appendix M—Statement of Work for Residential Well Sampling and the Response Activity Plan in Paragraph 7.4(c) to assess the risk to public health that may exist from PFAS Compounds.

7.7       Response Activities at the Tannery.

(a)       All work performed by Defendant and approved by U.S. EPA under U.S. EPA Administrative Settlement Agreement and Order on Consent for Removal Actions under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. § 9601 et seq., CERCLA Docket No. V-W-20-C-002, including excavation, sediment removal, and bank restoration work as set forth therein will also be considered Part 201 Response Activities under this Consent Decree.

(b)       Interceptor System

(i)       Within thirty (30) Days of the Effective Date, Defendant shall submit conceptual design summaries and schematics or engineering drawings for its currently planned interceptor system, which Defendant has designed as an interim Response Activity and has partially completed as of the Effective Date. Within one (1) year of the Effective Date Defendant shall submit a Response Activity Plan for the interceptor system (including any proposed modifications or expansion(s) of the currently installed interceptor system) to MDEQ for its review and approval. The system expansion shall be appropriately sized to address and control PFAS Compounds contamination in groundwater at the Tannery before it enters the Rogue River. The Response Activity Plan shall contain a schedule for any interceptor system modifications or expansion(s) and an appropriate groundwater monitoring plan to demonstrate the effectiveness of the interceptor system.

(ii)       Upon MDEQ’s approval, Defendant shall commence the installation and operation of the expansion according to the schedule approved by MDEQ.

(iii)       No later than two (2) years after the interceptor system installation (including any needed modifications or expansions as approved in Paragraph 7.7(b)(i)), Defendant shall demonstrate that the interceptor system is effective at addressing PFAS Compounds contamination and preventing PFAS Compounds from entering the surface water above water quality standards issued under Part 31 or shall propose to MDEQ for its review and approval, further modifications to the system to prevent PFAS Compounds from entering the surface water above water quality standards issued under Part 31.

(c)       Within sixty (60) Days after completion of the requirements of 7.7(a) and 7.7(b), Defendant shall place permanent and enforceable land and resource use restrictions on the Tannery property in accordance with Mich. Comp. Laws § 324.20121.

7.8       Response Activities at the House Street Disposal Site.

(a)        Wolverine shall conduct a Feasibility Study of potential remedial options for the House Street Disposal Site.

(i)       The Feasibility Study shall be submitted to MDEQ for its review and approval within one (1) year from the Effective Date.

(ii)       The Feasibility Study shall evaluate the following remedy options to (1) manage solid wastes at the House Street Disposal Site and (2) reduce and control potential migration of PFAS Compounds from soils and sludges into the groundwater from the House Street disposal Site:

(A)       an approximately 30-acre surface cap without a bottom liner that complies with Part 201 and meets the applicable substantive requirements of Michigan’s Part 115;

(B)       an approximately 20-acre surface cap over an area in which materials are consolidated and placed above a liner with leachate collection, as required, that comply with Part 201 and meet the applicable substantive requirements of Michigan’s Part 115; and

(C)       other alternatives that may include some combination of a smaller cap and groundwater interceptor, collection, or treatment systems that comply with Part 201 and meet the applicable substantive requirements of Michigan’s Part 115.

(iii)       The Feasibility Study shall set forth and evaluate the remedy options under Part 201. At a minimum, the Feasibility Study shall include the following information:

(A)       Definition of a remedial objective;

(B)       Analysis of each potential remedy option, including an analysis of:

(1)       The performance, reliability, ease of implementation, and potential impacts of the potential remedy, including safety impacts, cross-media impacts, and control of exposure to any residual contamination;

(2)       The time required to begin and complete implementation of the remedy;

(3)       The costs of remedy implementation;

(4)       The institutional requirements that may substantially affect implementation of the remedy; and

(5)       The remedy’s ability to reduce toxicity and the mobility of PFAS Compounds.

(C)      A proposed selected remedy based on the analysis.

(b)       Subject to Section XVIII (Dispute Resolution for MDEQ and Defendant), if MDEQ does not approve of the proposed remedy in the Feasibility Study for the House Street Disposal Site, the final remedy shall be an approximately 30-acre surface cap without a bottom liner.

(c)       Defendant shall submit a work plan for the final remedy to MDEQ for its review and approval for the installation of the remedy selected pursuant to this Paragraph 7.8 within one-hundred and eighty (180) Days of the remedy selection.

(d)       Upon MDEQ’s approval of the work plan, Defendant shall install the selected remedy in accordance with the implementation schedules in the approved work plan and shall conduct monitoring in accordance with the approved work plan until MDEQ and Defendant agree that monitoring is no longer necessary.

(e)       Defendant shall retain one or more consultants with specialized expertise in landfill design and construction to perform and to supervise any landfill-related work being performed under this Paragraph 7.8.

(f)       Within sixty (60) Days after completion of the installation of the selected remedy, Defendant shall place permanent and enforceable land and resource use restrictions on the House Street Disposal Site property in accordance with Section 20121 of Part 201, Mich. Comp. Laws § 324.20121.

7.9       Groundwater Monitoring Obligations/Requirements.

(a)       Perimeter Wells.

In the Municipal Water Areas, Defendant shall install a perimeter well network in accordance with Appendix N— Statement of Work for Perimeter Well and the Response Activity Plan in Paragraph 7.4(a) to monitor the potential migration and threat posed by PFAS Compounds in groundwater to drinking water wells outside the Municipal Water Areas. If any two or more Municipal Water areas are contiguous, the perimeter well network may be installed on the boundaries of such contiguous area.

(b)       Groundwater Investigation and Monitoring Wells.

(i)       In in Areas 5, 6, 11, and 12 (depicted in Appendix O—Map of Groundwater Investigation Areas 5, 6, 11, and 12) of the Filter Areas, Defendant will install and sample groundwater monitoring wells in accordance with Appendix P— Statement of Work for Filter Areas 5, 6, 11, and 12 Groundwater Monitoring and the Response Activity Plan in Paragraph 7.4(a) to do each of the following:

(A)       Define the vertical and horizontal extent of PFAS Compounds contamination as required by Part 201; and

(B)       confirm and monitor the location and stability of the PFAS Compounds plume(s) once the plume(s) are defined.

(ii)       In Area R-1 (19) (depicted in Appendix Q—Map of Groundwater Investigation Area R-1 (19)) of the Filter Areas, Defendant will install groundwater monitoring wells in accordance with Appendix R— Statement of Work for R-1 (19) Groundwater Monitoring and the Response Activity Plan in Paragraph 7.4(a). Defendant shall conduct one sampling event in accordance with Appendix R— Statement of Work for R-1 (19) Groundwater Monitoring and the Response Activity Plan in Paragraph 7.4(a) at each monitoring well it installs in Area R-1 (19). Following the one (1) sampling event, Defendant shall have no further obligations for sampling, maintenance, or abandonment of that monitoring well. Once the vertical and horizontal extent of the PFAS Compounds contamination in Area R-1 (19) of the Filter Areas is defined, Defendant shall have no further obligation for groundwater investigations in Area R-1(19) of the Filter Areas. MDEQ may conduct future sampling events at the monitoring wells and will be responsible for maintaining and abandoning of the monitoring wells installed hereunder.

7.10       Groundwater-Surface Water Interface (GSI) Investigation.

(a)       Defendant shall conduct a study of the potential for groundwater contamination to discharge to surface water in accordance with Appendix S— Statement of Work for GSI Investigation and the Response Activity Plan in Paragraph 7.4(a) at the following three areas:

(i)       southeast of the House Street plume(s);

(ii)      from the Wolven/Jewell plume(s) and the House Street plume(s) to the northwest; and

(iii)     from the Wolven/Jewell plume(s) toward the Rogue River to the northeast and southeast.

(b)       Within ninety (90) Days of completing the work required by Paragraph 7.10(a), Defendant shall submit a work plan for the installation of needed permanent GSI wells to MDEQ for its review and approval. The work plan shall provide for the installation of GSI wells at up to forty (40) locations with 1-3 wells per location with a cap of 80 wells total.

(c)       Upon MDEQ’s approval for the permanent GSI well work plan submitted hereunder, the Defendant shall initiate the work outlined in the plan in accordance with the approved implementation schedule.

(d)       Defendant shall conduct quarterly sampling at the installed GSI wells for one (1) year.

(e)       Based on the information gathered from the work conducted under Paragraphs 7.10(b), 7.10(c), and 7.10(d), Defendant may submit a work plan to MDEQ that proposes to install interceptor systems or undertake other Response Activities to stop the venting of contaminated groundwater containing PFAS Compounds above applicable criteria into surface water no later than two (2) years after approval of the Completion Report submitted pursuant to Paragraphs 7.12(a)(vii). Any work undertaken by Defendant under this Paragraph shall be conducted pursuant to a work plan reviewed and approved by MDEQ.

7.11       Effect of Future Installation of Municipal Water in the Filter Areas.

If at any time, municipal water is installed in Area 5, 6, 11, 12, or R-1 (19) of the Filter Areas, Defendant may notify MDEQ that municipal water has been installed and fully operational in that area. Defendant’s obligations under Paragraphs 7.6 (Residential Well Sampling) and 7.9 (Groundwater Monitoring Obligations/Requirements) shall cease when municipal water has been installed in that area or an enforceable agreement has been entered into requiring the installation of municipal water in that area.

7.12       Completion Reports.

(a)       Defendant shall submit Completion Reports for MDEQ’s review and approval as follows

(i)       Filters. No later than the completion of the municipal water extensions required by Section VI (Municipal Water and Institutional Controls) of this Consent Decree a Completion Report that:

(A)        demonstrates that Defendant has met the conditions in Paragraph 7.5;

(B)       provides for the continued implementation of the Response Activity Plan for Operation and Maintenance submitted pursuant to Paragraph 7.4(b)

(C)        provides a proposed Financial Assurance Mechanism as set forth in Section VIII (Financial Assurance) for the long-term operation of filters.

(ii)       Residential Well Sampling. No later than five (5) years after the Effective Date, a Completion Report that:

(A)       demonstrates that Defendant has conducted Response Activities as required by Paragraph 7.6;

(B)       provides for continued residential well sampling in accordance with Response Activity Plan for Residential Well Sampling submitted pursuant to Paragraph 7.4(c); and

(C)       provides a proposed Financial Assurance Mechanism as set forth in Section VIII (Financial Assurance) for the long-term residential well sampling obligations.

(iii)       Tannery. Within six (6) months of the completion of the demonstration of effectiveness of the interceptor system as required by Paragraph 7.7(b)(i) at the Tannery, a Completion Report that:

(A)       demonstrates that Defendant has completed the Response Activities required by Paragraph 7.7;

(B)       provides for the continued operation and maintenance of the interceptor system;

(C)       provides for the continued implementation of the approved groundwater monitoring plan to demonstrate effectiveness of the interceptor system; and

(D)       provides a proposed Financial Assurance Mechanism as set forth in Section VIII (Financial Assurance) for the long-term Tannery Response Activities.

(iv)       House Street Disposal Site. Within two (2) years of the completion of construction of the remedy selected and installed as required by Paragraph 7.8(e) at the House Street Disposal Site, a Completion Report that:

(A)      demonstrates that Defendant has completed the remedy required by Paragraph 7.8;

(B)       provides for operation and maintenance and monitoring to demonstrate the continued effectiveness and integrity of the constructed remedy required by Paragraph 7.8; and

(C)       provides a proposed Financial Assurance Mechanism as set forth in Section VIII (Financial Assurance) for the long-term House Street Disposal Site Response Activities.

(v)       Perimeter wells. Within two (2) years of the installation of the perimeter wells required by Paragraph 7.9(a), a Completion Report that:

(A)      demonstrates that Defendant has completed the installation of perimeter wells as required by Paragraph 7.9(a);

(B)       provides for the long-term maintenance and monitoring of the perimeter wells installed as required by Paragraph 7.9(a); and

(C)       provides a proposed Financial Assurance Mechanism as set forth in Section VIII (Financial Assurance) for the long-term Perimeter Well Response Activities.

(vi)       Groundwater investigation in Areas 5, 6, 11, and 12. Within five (5) years of the Effective Date, a Completion Report that:

(A)      demonstrates that Defendant has completed the Response Activities required by Paragraph 7.9(b)(i);

(B)       provides for the long-term maintenance and monitoring of the groundwater investigation monitoring wells as required by Paragraph 7.9(b)(i);

(C)       provides a proposed Financial Assurance Mechanism as set forth in Section VIII (Financial Assurance) for the long-term Perimeter Well Response Activities.

(vii)       Groundwater investigation in Area R-1 (19). No later than five years following the Effective Date and upon completion of the Response Activities in Paragraph 7.9(b)(i), a Completion Report that demonstrates that Defendant has completed the Response Activities required by Paragraph 7.9(b)(i).

(viii)       GSI. Within one-hundred eighty (180) Days of Defendant’s completion of Response Activities for the groundwater surface water interface investigation and sampling in accordance with the MDEQ approved implementation plan and as required by Paragraph 7.10, a Completion Report that demonstrates that Defendant has completed the Response Activities required by Paragraph 7.10 and analyzes the data collected pursuant to Paragraph 7.10.

(b)       Each Completion Report shall include a summary of Response Activities undertaken in accordance with Defendant’s approved work plans and any supporting documentation and data, including, but not limited to, maps, figures, data tables, cross sections, as-builts, construction photographs, documentation that permanent marker(s), if required, have been installed, documentation that restrictive covenants are recorded or other permanent institutional controls have been enacted, and copies of draft proposed FAMs in accordance with Section VIII (Financial Assurance) as applicable.

(c)       MDEQ’s approval of Completion Reports shall be conditioned upon MDEQ’s receipt of a fully-funded and established Financial Assurance Mechanism or Mechanisms in a form acceptable to MDEQ.

7.13        Data Management and Sharing.

(a)           The Defendant shall provide to the MDEQ Project Manager and the MDEQ’s consultant identified by MDEQ the following electronic data for all Response Activities on a monthly basis:

(i)       Electronic Data Deliverables (EDDs) for all laboratory analytical data; and

(ii)       PDF lab reports.

(b)           EDDs and PDF lab reports shall include:

(i)        All residential drinking water well data;

(ii)       All whole house filter efficacy data; and

(iii)       All investigation data including monitoring well samples, soil samples, surface water samples, sediment samples, and waste samples.

(c)           EDDs must be submitted in the EQuIS 4 file format (or other format acceptable to Defendant and MDEQ) and must meet the specifications provided by Earthsoft.

(i)        Defendant must provide project specific valid values list to each submitting laboratory.

(ii)       Defendant or its contractor must use the Earthsoft EDP software (or other software acceptable to Defendant and MDEQ) to check the laboratory EDDs before submission, and the output error logs must be submitted with the associated EDD to MDEQ’s contractor.

(d)       Electronic data submitted pursuant to this section and containing GIS data or database files shall be provided by Defendant to the MDEQ and MDEQ’s consultant for upload to EQuIS and MDEQ’s consultant’s GIS database. The data batches shall contain, at a minimum, coordinates or a system location code (Kent County Permanent Parcel Number), shapefiles, sampling area, and status attributes, such as residences within sampling areas connected to a public water supply or measured elevations and depths of remedial investigation samples.

(e)       The requirements of Section XV (Submission and Approvals) does not apply to the data submitted pursuant to this section.

7.14       Modification of a Response Activity Work Plan.

(a)       The Parties agree that the statements of work identified in Paragraph 7.4 shall be the basis of the Response Activity Plans to be submitted in accordance with Paragraph 7.4. Upon completion of the Response Activities in each Response Activity Plan, Defendant will evaluate the data gathered in consultation with MDEQ and determine appropriate next steps. The Parties further agree that (i) the number and location of wells, piezometers, and gauges, (ii) frequency of sampling, and (iii) operation and maintenance schedules set forth in the statements of work shall be included in the Response Activity Plans submitted pursuant to Paragraph 7.4. If the MDEQ reasonably determines that a modification to a Response Activity Plan is necessary to meet the requirements of this Consent Decree, the MDEQ may require that such modification be incorporated into a Response Activity Plan previously approved by the MDEQ under this Consent Decree, except that MDEQ may not require a modification to a portion of a Response Activity Plan that was contained in a statement of work attached to this Consent Decree. If extensive modifications are necessary, the MDEQ may require the Defendant develop and submit a new Response Activity Plan for the MDEQ’s review and approval.

(b)       The Defendant may request that the MDEQ consider a modification to a Response Activity Plan by submitting such request for modification along with the proposed change in the Response Activity Plan and the justification for that change to the MDEQ for review and approval. Except as provided in Section XII (Force Majeure) or as agreed by the Defendant and MDEQ, any such request for modification by the Defendant must be forwarded to the MDEQ at least thirty (30) Days prior to the date that the performance of any affected response activity is due.

(c)       Any Response Activity Plan modifications or any new work plans shall be developed in accordance with the applicable requirements of this section and shall be submitted to the MDEQ for review and approval in accordance with the procedures set forth in Section XV (Submissions and Approvals).

(d)       Upon receipt of the MDEQ’s approval, the Defendant shall perform the Response Activities specified in a modified Response Activity Plan or a new Response Activity Plan in accordance with the MDEQ-approved implementation schedules.

7.15       Reporting.

(a)       Unless otherwise provided in an applicable Response Activity Plan, within 30 days of the close of each of the first three calendar quarters of each year after the Effective Date, Defendant shall provide one or more quarterly progress reports to the MDEQ.

(b)       The progress report shall contain sections that separately discuss the status of Response Activities conducted pursuant to Paragraphs 7.5, 7.6, 7.7, 7.8, 7.9, and 7.10 of this Consent Decree.

(c)       The progress report shall provide the following:

(i)            Summary tables and figures of all results of sampling and tests and other data that relate to the Response Activities performed pursuant to this Consent Decree received by the Defendant, its employees, or authorized representatives during the months covered by the report and a list of associated laboratory report numbers.

(ii)           The status of any access issues that have arisen, including changes or delays in previously agreed upon schedules or work plans which affect or may affect the performance of Response Activities, and a description of how the Defendant proposes to resolve those issues and the schedule for resolving the issues.

(iii)          A schedule using a Gantt chart or other visual project tracking mechanism.

(iv)          A table summarizing outstanding deliverables, tasks, and/or problems. The table shall include at a minimum: (1) the name of the outstanding item; (2) the original schedule completion date; (3) the anticipated schedule completion date; (4) the reason for any completion date change; and (5) the project manager for the schedule item.

(v)           A description of the nature and amount of waste materials that were generated.

(vi)          A description of any data validation issues requiring corrective action, including but not limited to, QA/QC sample results or laboratory QA/QC results exceeding control limits, incomplete or irregular sampling or laboratory records, issues with Method Reporting Limits, or holding time issues. Each progress report shall include a table of all field QA/QC sample results received with a comparison to control limits.

(vii)         For groundwater investigation Response Activities conducted pursuant to Paragraph 7.9–7.10:

(A)       Provide a description of all drilling activities performed the previous month and proposed drilling locations for the following month, including rationale and supporting data for the locations and depths.

(B)       Provide location maps for all sample results, groundwater elevation data and contour maps, boring logs, and cross sections.

(viii)       Any other relevant information regarding other activities or matters that affect or may affect the implementation of the requirements of this Consent Decree.

(d)       Information required to be provided by Defendant shall include sufficient detail regarding the progress and status of the investigation, evaluation, and implementation of Response Activities for MDEQ to inform the public.

(e)       Unless otherwise provided in an applicable Response Activity Plan, Defendant shall provide MDEQ with a monthly filter report that addresses the status of filter performance monitoring under Paragraph 7.5 of this Consent Decree, including the following:

(i)       A summary by address of residential well and filter sampling and filter installation and operation and maintenance activities completed the preceding quarter and updated data tables with analytical results for all drinking water wells and filter performance monitoring sample results.

(ii)       A summary by address of residential well and filter sampling and filter installation and operation and maintenance activities scheduled for the upcoming quarter.

(iii)       The addresses where a change in alternative water status has occurred.

(iv)       A summary of residential well and filter performance monitoring test results that exceed Part 201 criteria or filter plan trigger levels.

(v)       Copies of all letters to homeowners communicating whole house filter sampling results.

(f)       Unless otherwise provided in an applicable Response Activity plan, by February 28 of each year following the Effective Date, Defendant shall provide (1) the fourth quarter quarterly progress report containing the information set forth in sections 7.15(b)–(c), and (2) one or more annual reports to MDEQ addressing each of the following:

(i)       Residential drinking water well sampling information for the previous calendar year, including the following

(A)       the actions Defendant has taken to achieve the Performance Objectives contained in Paragraph 7.1(b) of this Consent Decree;

(B)       a table of all the data collected at each residence;

(C)       maps of sampling locations;

(D)       a list of those houses that have been provided new filters as required by Paragraph 7.4; and

(E)       an analysis or discussion of any trends or fluctuations from previous sampling events.

(ii)       The effectiveness of the interceptor system under Paragraph 7.7(b), demonstrating that the interceptor system is addressing PFAS Compounds contamination and preventing PFAS Compounds from entering the surface water above water quality standards issued under Part 31.

(iii)       The effectiveness of the remedy installed pursuant to Paragraph 7.8(d).

7.16       Public Notice and Public Meeting Requirements under Section 20120d of the NREPA.

(a)       If MDEQ determines that there is significant public interest in a Response Activity Plan for which public notice, publication of proposed Response Activity Plans, public review and comment, or public meetings, or any combination thereof are required under Section 20120d of Part 201, Mich. Comp. Laws § 324.20120d, MDEQ will take the required steps as set forth in Section 20120d of Part 201, Mich. Comp. Laws § 324.20120d. Those portions of any initial Response Activity Plan that were part of a statement of work attached as appendices to this Consent Decree, and that were already subject to the public notice and comment period for this Consent Decree, shall not be subject to change based on the public participation process set forth in this Paragraph.

(b)       Following the public review and comment period or a public meeting, the MDEQ may refer the Response Activity Plan back to the Defendant for revision to address public comments and the MDEQ’s comments.

(c)       The MDEQ will prepare the final responsiveness summary document that explains the reasons for the selection or approval of a Response Activity Plan in accordance with the provisions of Sections 20120d(4) and (5) of Part 201, Mich. Comp. Laws §§ 324.20120d(4) and (5).

(d)       Upon the MDEQ’s request, the Defendant shall provide information to the MDEQ for the final responsiveness summary document or the Defendant shall prepare portions of the draft responsiveness summary document.

(e)       At the request of MDEQ, Defendant or Defendant’s technical consultant shall be available for public meetings held pursuant to this Paragraph 7.16.

7.17       The State’s Performance of Response Activities.

The State may conduct Response Activities under this Consent Decree as follows:

(a)       If the Defendant ceases to perform the Response Activities required by this Consent Decree, is not performing Response Activities in accordance with this Consent Decree, or is performing Response Activities in a manner that causes or may cause an endangerment to human health or the environment, MDEQ may, at its option and upon providing thirty (30) Days prior written notice to the Defendant, take over the performance of those Response Activities.

(i)       MDEQ is not required to provide thirty (30) Days written notice prior to performing Response Activities that MDEQ determines are necessary pursuant to Section XI (Emergency Response) of this Consent Decree.

(ii)       If MDEQ finds it necessary to take over the performance of Response Activities that the Defendant is obligated to perform under this Consent Decree, the Defendant shall reimburse the State for its costs to perform those Response Activities, including any accrued Interest. Interest, at the rate specified in Section 20126a(3) of Part 201, Mich. Comp. Laws § 324.20126a(3), shall begin to accrue on the State’s costs on the day the State incurs costs for those Response Activities.

(b)       Costs incurred by the State to perform Response Activities pursuant to this paragraph shall be considered “Future Response Activity Costs” as defined in, and subject to the conditions and limitations set forth in, Paragraph 4.11 of this Consent Decree, and the Defendant shall provide reimbursement of those costs and any accrued Interest to the State in accordance with Section XVI (Reimbursement of the State’s Costs) of this Consent Decree.

VIII.    FINANCIAL ASSURANCE

8.1       Defendant shall be responsible for providing and maintaining financial assurance for Long-Term Response Activity Costs in a mechanism or mechanisms acceptable to MDEQ to assure the performance of the Response Activities required by this Consent Decree.

8.2       Defendant shall propose a Financial Assurance Mechanism (FAM) to MDEQ for approval. Under Section 20101(u) of Part 201, Mich. Comp. Laws § 324.20101(u), and its implementing guidance, the FAM may be a performance bond, escrow, cash, certificate of deposit, irrevocable letter of credit, corporate guarantee, Financial Test, or other equivalent security (e.g., the use of treasury shares in an appropriate FAM approved by MDEQ). Defendant may propose to use a combination of instruments, including a combination of the Financial Test and other mechanisms, to meet its FAM requirements under this Consent Decree.

8.3       The FAM shall remain in an amount sufficient to cover Long-Term Response Activity Costs required under this Consent Decree for a twenty-five (25) year period or other timeframe acceptable to MDEQ and sufficient to secure the Long-Term Response Activity Costs. The cost of the Response Activities covered by the Financial Assurance Mechanism shall be documented on the basis of an annual estimate of reasonable costs of the activities as if they were to be conducted by a person under contract to the MDEQ, not employees of the Defendant. Unless the use of the Financial Test or Financial Test/Corporate Guarantee is approved as an acceptable FAM by the MDEQ, the FAM shall remain in a form that allows MDEQ to immediately contract for the Response Activities for which financial assurance is required in the event Defendant fails to implement the required tasks.

8.4       Sixty (60) Days prior to the five (5)-year anniversary of the Effective Date of this Consent Decree and each subsequent five (5)-year anniversary, Defendant shall provide to MDEQ a report containing the actual Long-Term Response Activity Costs for the previous five (5)-year period and an estimate of the amount of funds necessary to assure Long-Term Response Activity Costs for the following twenty-five (25) year period given the financial trends in existence at the time of preparation of the report (Long-Term Response Activity Cost Report). The Long-Term Response Activity Cost Report shall also include all assumptions and calculations used in preparing the necessary cost estimate and shall be signed by an authorized representative of Defendant who shall confirm the validity of the data. Defendant may use a present worth analysis if an interest-accruing FAM is selected.

8.5       Within sixty (60) Days after Defendant’s submittal of the Long-Term Response Activity Cost Report to MDEQ, Defendant shall capitalize or revise the FAM in a manner acceptable to MDEQ to address Long-Term Response Activity Costs consistent with the conclusions of the Long-Term Response Activity Cost Report unless otherwise notified by MDEQ. If MDEQ disagrees with the conclusions of the Long-Term Response Activity Cost Report, Defendant shall capitalize the FAM to a level acceptable to MDEQ within thirty (30) Days of MDEQ notification. If, at any time, MDEQ determines that the FAM does not secure sufficient funds to address Long-Term Response Activity Costs, Defendant shall capitalize the FAM or provide an alternate FAM to secure any additional costs within thirty (30) Days of such a request by MDEQ.

8.6       If, pursuant to the Long-Term Response Activity Cost Report, Defendant can demonstrate that the FAM provides funds in excess of those needed for Long-Term Response Activity Costs for the actions required under this Consent Decree, Defendant may request a modification in the amount. Any requested FAM modifications must be accompanied by a demonstration that the proposed FAM provides adequate funds to address future Long-Term Response Activities required under this Consent Decree. Upon MDEQ approval of the request, Defendant may modify the FAM as approved by the MDEQ. Modifications to the FAM pursuant to this Paragraph shall be approved by the MDEQ RRD Director or his or her authorized representative.

8.7       If the use of the Financial Test is approved as an acceptable FAM, Defendant shall, within ninety (90) Days after the end of Defendant’s next fiscal year and the end of each succeeding fiscal year, submit to the MDEQ the necessary forms and supporting documents to demonstrate to the satisfaction of the MDEQ that Defendant can continue to meet the Financial Test requirements. If Defendant can no longer meet the financial test requirements, Defendant shall submit a proposal for an alternate FAM to satisfy its financial obligations under this Consent Decree.

8.8       If the use of the Financial Test is approved as an acceptable FAM under this Consent Decree, the MDEQ, based on a reasonable belief that Defendant may no longer meet the requirements for the Financial Test, may require reports of financial condition at any time from Defendant, and/or require Defendant to submit updated Financial Test information to determine whether it meets the Financial Test criteria. Defendant shall provide, with reasonable promptness to the MDEQ, any other data and information that may reasonably be expected to materially adversely affect the Defendant’s ability to meet the Financial Test requirements. If the MDEQ finds that Defendant no longer meets the Financial Test requirements, Defendant shall, within thirty (30) Days after notification from the MDEQ, submit a proposal for an alternate FAM to satisfy its financial obligations under this Consent Decree.

8.9       If the use of the Financial Test/Corporate Guarantee is approved as an acceptable FAM under this Consent Decree, Defendant shall comply with the terms of the Corporate Guarantee. The Corporate Guarantee shall remain in place until Long-Term Response Activity Costs are no longer required under this Consent Decree or until the Defendant establishes an alternate FAM acceptable to the MDEQ.

8.10       If Defendant wishes to change the type of FAM or establish a new FAM, Defendant shall submit a request to the MDEQ for approval. Upon MDEQ approval of the request, Defendant may change the type the FAM or establish the new FAM as approved by the MDEQ. Modifications to the FAM pursuant to this Paragraph shall be approved by the MDEQ RRD Director or his or her authorized representative.

8.11       If Defendant dissolves or otherwise ceases to conduct business and fails to make arrangements acceptable to the MDEQ for the continued implementation of all activities required by the Consent Decree, all rights under this Consent Decree regarding the FAM shall immediately and automatically vest in the MDEQ in accordance with the FAM.

IX.    ACCESS

9.1       Upon the Effective Date of this Consent Decree, the Defendant shall allow the MDEQ and its authorized employees, agents, representatives, contractors, and consultants to enter any properties covered by this Consent Decree at all reasonable times to the extent access to the properties are owned, controlled, or available to the Defendant. Upon presentation of proper credentials and upon making a reasonable effort to contact the person in charge of the property, MDEQ staff and its authorized employees, agents, representatives, contractors, and consultants shall be allowed to enter the property for the purpose of conducting any activity to which access is required for the implementation of this Consent Decree or to otherwise fulfill any responsibility under state or federal laws with respect to the property, including, but not limited to the following:

(a)       Monitoring Response Activities or any other activities taking place pursuant to this Consent Decree at the property;

(b)       Verifying any data or information submitted to the MDEQ;

(c)       Assessing the need for, or planning, or conducting, investigations relating to the property;

(d)       Obtaining samples;

(e)       Assessing the need for, or planning, or conducting, Response Activities at or near the property;

(f)       Assessing compliance with requirements for the performance of monitoring, operation and maintenance, or other measures necessary to assure the effectiveness and integrity of the remedy;

(g)       Inspecting and copying non-privileged records, operating logs, contracts, or other documents;

(h)       Determining whether the property is being used in a manner that is or may need to be prohibited or restricted pursuant to this Consent Decree; and

(i)       Assuring the protection of public health, safety, and welfare, and the environment.

9.2       To the extent that a property where the Response Activities are to be performed by the Defendant under Section VII (Performance of Response Activities) of this Consent Decree, is owned or controlled by persons other than the Defendant, the Defendant shall use its best efforts as specified in this Paragraph to secure from such persons written access agreements or judicial orders providing access for Defendant, MDEQ, and their authorized employees, agents, representatives, contractors, and consultants. Defendant shall follow the process set forth below to obtain access as necessary to accomplish the purposes of this Consent Decree:

(a)       Defendant shall make a verbal or written request to the property owner or authorized person for access necessary to implement activities required under this Consent Decree and in accordance with a MDEQ approved work plan and implementation schedule and shall document the contact.

(b)       If Defendant does not obtain access following the request for access in Paragraph 9.2(a), then Defendant shall offer reasonable compensation for access, to the extent not already offered, in a written communication by certified mail, with copy to MDEQ, no later than thirty (30) Days after the request under Paragraph 9.2(a) is communicated to the property owner from whom access is sought.

(c)       If Defendant does not obtain access within thirty (30) days after completing, at a minimum, the actions required in subparagraphs 9.2(a) and 9.2(b), Defendant shall provide MDEQ copies of all written communications with the property owner or authorized representative not previously provided to MDEQ and shall request that MDEQ communicate with the property owner to discuss the State’s interests. MDEQ shall send a written communication to the property owner or authorized representative by certified mail setting forth the purpose and need for access and identifying the property owner’s responsibility to cooperate under applicable laws, with a copy to Defendant. The MDEQ’s written communication shall direct the property owner to respond to the Defendant and shall notify the property owner that the Defendant may bring a judicial action to obtain access if the property owner refuses access or fails to respond to the Defendant within thirty (30) Days.

(d)        Defendant may, prior to initiating judicial proceedings or at any other time when access is denied or a property owner is nonresponsive, submit modifications to Response Activity Plans previously approved by the MDEQ to provide alternative means of compliance with Response Activities required under Section VII (Performance of Response Activities) of this Consent Decree.

(e)       The following process shall apply if Defendant does not obtain access after MDEQ sends the written request under subparagraph 9.2(c):

(i)       Within thirty (30) Days after (a) the date of Defendant’s receipt of a refusal of access after MDEQ sends the written communication under subparagraph 9.2(c); or (b) forty (40) Days have elapsed since MDEQ sent the written communication under subparagraph 9.2(c) and Defendant has received no response, Defendant shall initiate legal proceedings pursuant to Section 20135a of Part 201, Mich. Comp. Laws § 324.20135a.

(ii)       Defendant shall provide documentation to the MDEQ that such judicial action has been filed in a court of appropriate jurisdiction.

(iii)       If access sought under subparagraph 9.2(d) is granted, Defendant shall proceed with the Response Activities required under this Judgment;

(iv)       If the Court does not grant access to sufficiently implement the activities required under the Consent Judgment, the Project Managers for Defendant and MDEQ shall evaluate alternative means of compliance, including but not limited to modifications to approved plans.

9.3       Reasonable compensation shall be assessed based on information concerning, among other factors, (a) the amounts other property owners have accepted for such access; (b) information regarding the level of intrusiveness such access will require at the subject property; (c) the frequency of any such needed access; and (d) market information regarding the value of the property, the value of easements or other limited property rights, and the value of comparable access agreements.

9.4       Defendant may, at any time, submit modifications to work plans previously approved by the MDEQ to provide alternative means of compliance with Response Activities required under Section VII (Performance of Response Activities) of the Consent Decree if access is denied or a property owner is nonresponsive.

9.5       Any delay in obtaining access shall not be an excuse for delaying the performance of Response Activities, unless (a) the delay resulted from the Defendant diligently following the process outline in Paragraph 9.2 but other parties (including any court) delayed the provision of access; or (b) the delay was caused by a Force Majeure event pursuant to Section XII (Force Majeure).

9.6       Any lease, purchase, contract, or other agreement entered into by the Defendant that transfers to another person a right of control over property that is the subject of this Consent Decree, shall contain a provision preserving for the MDEQ or any other person undertaking the Response Activities, and their authorized representatives, the access provided under this section and Section XIII (Record Retention/Access to Information) of this Consent Decree.

9.7       Any person granted access to a property pursuant to this Consent Decree shall comply with all applicable health and safety laws and regulations.

X.    SAMPLING AND ANALYSIS

10.1       All sampling and analysis conducted pursuant to this Consent Decree shall be in accordance with the QAPP specified in Paragraph 7.2 and the MDEQ-approved Response Activity Plans, as each may be revised or amended from time to time.

10.2       The Defendant, or its consultants or subcontractors, shall provide the MDEQ a seven (7) Day notice prior to any sampling activity to be conducted pursuant to this Consent Decree to allow the MDEQ Project Manager, or his or her authorized representative the opportunity to take split or duplicate samples for quality assurance and quality control or to observe the sampling procedures. In circumstances where a seven (7) Day notice is not possible, the Defendant, or its consultants or subcontractors, shall provide notice of the planned sampling activity as soon as possible to the MDEQ Project Manager and explain why earlier notification was not possible. If the MDEQ Project Manager concurs with the explanation provided, compliance with the seven (7) Day notification period may be waived for that particular sampling event. If the MDEQ Project Manager does not concur, Defendant shall schedule the sampling event at a time when the seven (7) Day notice can be provided.

10.3       The Defendant shall provide the MDEQ with the results of all environmental sampling, and other analytical data generated in the performance or monitoring of any requirement under this Consent Decree, Part 201, RCRA, or other relevant authorities, as set forth in paragraphs 7.13.

10.4       For the purpose of quality assurance monitoring, the Defendant shall assure that the MDEQ and its authorized representatives are allowed access to any laboratory used by the Defendant in implementing this Consent Decree.

XI.    EMERGENCY RESPONSE

11.1       If during the course of the Defendant performing Response Activities pursuant to this Consent Decree, an act or the occurrence of an event by or on behalf of Defendant causes a release or threat of release of a hazardous substance in the North Kent Study Area, and the release or threat of release, poses or threatens to pose an imminent and substantial endangerment to public health, safety, or welfare, or the environment, the Defendant shall immediately undertake all appropriate actions to prevent, abate, or minimize such release or threat of release, and shall immediately notify the MDEQ Project Manager. In the event of the MDEQ Project Manager’s or their designees’ unavailability, the Defendant shall notify the Pollution Emergency Alerting System (PEAS) at 1-800-292-4706. In such an event, any actions taken by the Defendant shall be in accordance with all applicable health and safety laws and regulations.

11.2       Within ten (10) Days of notifying the MDEQ of such an act or event, the Defendant shall submit a written report setting forth a description of the act or event that occurred and the measures taken or to be taken to mitigate any release or threat of release, caused or threatened by the act or event and to prevent recurrence of such an act or event.

11.3       Regardless of whether the Defendant notifies the MDEQ under this section, if an act or the occurrence of an event by or on behalf of Defendant causes a release or threat of release of a hazardous substance in the North Kent Study Area the MDEQ may:

(a)       require the Defendant to stop Response Activities for such period of time as may be needed to prevent or abate any such release or threat of release;

(b)       require the Defendant to undertake any actions that the MDEQ reasonably determines are necessary to prevent or abate any such release or threat of release; or

(c)       undertake any actions that the MDEQ reasonably determines are necessary to prevent or abate such release or threat of release.

11.4       This section is not subject to the dispute resolution procedures set forth in Section XVIII (Dispute Resolution for MDEQ and Defendant) of this Consent Decree.

XII.    FORCE MAJEURE

12.1       The Defendant shall perform the requirements of this Consent Decree within the time limits established herein, unless such time limits are otherwise modified by agreement with MDEQ or unless performance is prevented or delayed by events that constitute a “Force Majeure.” Any delay in the performance attributable to a Force Majeure shall not be deemed a violation of this Consent Decree in accordance with this section.

12.2       For the purposes of this Consent Decree, a “Force Majeure” event is defined as any event arising from causes beyond the control of and without the fault of the Defendant, any person controlled by the Defendant, or the Defendant’s contractors, that delays or prevents the performance of any obligation under this Consent Decree despite the Defendant’s “best efforts to fulfill the obligation.” The requirement that the Defendant exercises “best efforts to fulfill the obligation” includes the Defendant using best efforts to anticipate any potential Force Majeure event and to address the effects of any potential Force Majeure event during and after the occurrence of the event, such that the Defendant minimizes any delays in the performance of any obligation under this Consent Decree to the extent possible. Force Majeure includes an occurrence or nonoccurrence arising from causes beyond the control of and without the fault of the Defendant, such as an act of God, untimely review of permit applications or submission by the MDEQ or other applicable authority, and acts or omissions of third parties that could not have been avoided or overcome by diligence of the Defendant and that delay the performance of an obligation under this Consent Decree. Force Majeure does not include, among other things, unanticipated or increased costs, changed financial circumstances, or failure to obtain a permit or license as a result of actions or omissions of the Defendant.

12.3       The Defendant shall notify the MDEQ Project Manager by telephone or email within seventy-two (72) hours of discovering any event that causes a delay or prevents performance with any provision of this Consent Decree. Verbal notice shall be followed by written notice within ten (10) Days and shall describe, in detail, the anticipated length of delay for each specific obligation that will be impacted by the delay, the cause or causes of delay, the measures taken by the Defendant to prevent or minimize the delay, and the timetable by which those measures shall be implemented. The Defendant shall use its best efforts to avoid or minimize any such delay.

12.4       Failure of the Defendant to comply with the notice requirements of Paragraph 12.3, above, shall render this Section XII void and of no force and effect as to the particular incident involved. The State may, in appropriate circumstances, waive the notice requirements of Paragraph 12.3 of this Consent Decree.

12.5       If the parties agree that the delay or anticipated delay was beyond the control of the Defendant, this may be so stipulated and the parties to this Consent Decree may agree upon an appropriate modification of this Consent Decree. If the parties to this Consent Decree are unable to reach such agreement, the dispute shall be resolved in accordance with Section XVIII (Dispute Resolution for MDEQ and Defendant) of this Consent Decree. The burden of proving that any delay was beyond the control of the Defendant, and that all the requirements of this section have been met by the Defendant, is on the Defendant.

12.6       An extension of one compliance date based upon a particular incident does not necessarily mean that the Defendant qualifies for an extension of a subsequent compliance date without providing proof regarding each incremental step or other requirement for which an extension is sought.

XIII.   RECORD RETENTION/ACCESS TO INFORMATION

13.1       The Defendant shall preserve and retain, for a period of ten (10) years after completion of operation and maintenance and long-term monitoring required under this Consent Decree, all historical records, sampling and other analytical data, test results, charts, and other documents relating to the release or threatened release of PFAS Compounds, and the storage, generation, disposal, treatment, and handling of hazardous substances; and any other records that are maintained or generated pursuant to any requirement of this Consent Decree, including records that are maintained or generated by representatives, consultants, or contractors of the Defendant.

13.2       Defendant shall notify MDEQ ninety (90) days prior to the destruction of any documents covered by this paragraph. Defendant’s notice shall be accompanied by a copy of this Consent Decree and sent to the address listed in Section XIV (Project Managers and Communications/Notices) or to such other address as may subsequently be designated in writing by the MDEQ Documents covered by this Section XIII may be retained in electronic form. Nothing contained in this Consent Decree shall require Defendant to maintain paper records.

13.3       Upon request, the Defendant shall provide to the MDEQ copies of all non-privileged documents and information within its possession, or within the possession or control of its employees, contractors, agents, or representatives, relating to the performance of Response Activities or other requirements of this Consent Decree, including, but not limited to, records regarding the collection and analysis of samples, field notes, chain of custody records, manifests, trucking logs, receipts, reports, sample traffic routing forms, or other correspondence, documents, or information related to Response Activities. Upon request, and subject to attorney-client privilege and individual Constitutional rights, the Defendant shall also make available to the MDEQ, upon reasonable notice, the Defendant’s employees, contractors, agents, or representatives with knowledge of relevant facts concerning the performance of Response Activities.

13.4       If the Defendant submits documents or information to the MDEQ that the Defendant believes are entitled to protection as provided for in Section 20117(10) of Part 201, Mich. Comp. Laws § 324.20117(10), the Defendant may designate in that submission the documents or information which it believes are entitled to such protection. If no such designation accompanies the information when it is submitted to the MDEQ, the MDEQ may provide the information to the public without further notice to the Defendant. Information described in Section 20117(11)(a)–(h) of Part 201, Mich. Comp. Laws §§ 324.20117(11)(a)–(h), shall not be claimed as confidential or privileged by the Defendant. Information or data generated under this Consent Decree shall not be subject to Part 148, Environmental Audit Privilege and Immunity, of the NREPA, Mich. Comp. Laws § 324.14801 et seq.

XIV.   PROJECT MANAGERS AND COMMUNICATIONS/NOTICES

14.1       Each Party shall designate one or more Project Managers. Whenever notices, progress reports, information on the collection and analysis of samples, sampling data, Response Activity Plan submissions, approvals, or disapprovals, or other technical submissions are required to be forwarded by one Party to the other Party under this Consent Decree, or whenever other communications between the Parties is needed, such communications shall be directed to the designated Project Manager at the address listed below.

14.2       The Parties have designated the following as their Project Managers:

(a)       As to the MDEQ:

Karen Vorce, Project Manager

Grand Rapids District Office

Remediation and Redevelopment Division

Michigan Department of Environment, Great Lakes, and Energy

350 Ottawa Avenue NW, Unit 10

Grand Rapids, MI 49503

Phone: (616) 439-8008

Fax: (616) 356-0202

vorcek@michigan.gov

(b)       As to the MDAG:

Assistant in Charge

Michigan Department of Attorney General

Environment, Natural Resources, and Agriculture Division

P.O. Box 30755

Lansing, MI 48909

Phone: (517) 335-7664

Fax: (517) 335-7636

(c)       As to the Defendant:

David Latchana

Associate General Counsel

Wolverine World Wide, Inc.

9341 Courtland Drive NE

Rockford, MI 49351

Phone: (616) 863-4226

david.latchana@wwwinc.com

with a copy to:

John V. Byl

Warner Norcross + Judd LLP

1500 Warner Building

150 Ottawa Avenue NW

Grand Rapids, MI 49503

Phone: (616) 752-2149

jbyl@wnj.com

(d)       As to the Intervening Townships:

Cameron Van Wygarden, Superintendent

Plainfield Charter Township

6161 Belmont Avenue NE

Belmont, MI 49306

with a copy to:

Douglas Van Essen

Silver & Van Essen

300 Ottawa Avenue NW, Suite 620

Grand Rapids, MI 49503

(616) 988-5600

14.3       If any Party changes its designated Project Manager, the name, address, and telephone number of the successor shall be provided to the other Parties, in writing, as soon as practicable.

14.4       The Defendant’s Project Manager shall have primary responsibility for overseeing the performance of the response activity requirements specified in this Consent Decree for the Defendant.

14.5       The Intervening Townships’ Project Manager shall have primary responsibility for overseeing the Extension of Municipal Water and the obligations specified in Section VI (Municipal Water and Institutional Controls) of this Consent Decree.

14.6       The MDEQ may designate other authorized representatives, employees, contractors, and consultants to observe and monitor the progress of any activity undertaken pursuant to this Consent Decree.

XV.   SUBMISSIONS AND APPROVALS

15.1       Except as otherwise provided in Paragraph 7.11 of this Consent Decree, all Submissions required by this Consent Decree shall comply with all applicable laws and regulations and the requirements of this Consent Decree and shall be delivered to the MDEQ in accordance with the timeframes set forth in this Consent Decree.

15.2       All Submissions delivered to the MDEQ pursuant to this Consent Decree shall include a reference to the Wolverine World Wide, Inc. Consent Decree and the Court Case No. 1:18-cv-00039.

15.3       All Submissions delivered to MDEQ for approval shall also be marked “Draft” and shall include, in a prominent location in the document, the following disclaimer: “Disclaimer: This document is a DRAFT document that has not received approval from the Michigan Department of Environment, Great Lakes, and Energy (EGLE). This document was prepared pursuant to a court Consent Decree. The opinions, findings, and conclusions expressed are those of the authors and not those of EGLE”.

15.4       Except as set forth in paragraph 7.12, Submissions shall be delivered to MDEQ electronically as a searchable pdf file unless otherwise requested by the MDEQ.

15.5       All Submissions shall be accompanied by a cover page that contains the (1) date of the Submission; (2) the name of the Submission; and (3) the section and paragraph of this Consent Decree for which the Submission is being provided.

15.6       Response Activity Plans required or submitted under this Consent Decree are not subject to the provisions of Section 20114b of Part 201, Mich. Comp. Laws § 324.20114b, and therefore a review request form is not required, and MDEQ’s review of Response Activity Plans is not subject to the time frames specified in Section 20114b.

15.7       After receipt of any Submission relating to Response Activities that is required to be submitted for approval pursuant to this Consent Decree, the MDEQ District Supervisor will in writing: (1) approve the Submission; (2) approve the Submission with conditions; or (3) disapprove the Submission and notify the Defendant of the deficiencies in the Submission. Wherever approval or acceptance of any Submission by MDEQ is required in this Consent Decree, such approval or acceptance shall not be unreasonably withheld. Upon receipt of a notice of approval or approval with conditions from the MDEQ the Defendant shall proceed to take the actions and perform the Response Activities required by the Submission, as approved or as conditioned, and shall submit a new complete Submission containing a cover page marked “Approved.”

15.8       Upon receipt of a notice of disapproval from the MDEQ pursuant to Paragraph 15.7(3), the Defendant shall correct the deficiencies and provide the revised Submission to the MDEQ for review and approval within thirty (30) Days, unless the notice of disapproval specifies a longer time period for resubmission or unless MDEQ and the Defendant otherwise agree in writing on a different timeframe for submission. Unless otherwise stated in the MDEQ’s notice of disapproval, the Defendant shall proceed to take the actions and perform the Response Activities not directly related to the deficient portion of the Submission. Any stipulated penalties applicable to the delivery of the Submission shall accrue during the thirty (30)-Day period or other time period specified for the Defendant to provide the revised Submission, but shall not be assessed unless the resubmission is also disapproved and the MDEQ demands payment of stipulated penalties pursuant to Section XVII (Stipulated Penalties). MDEQ may at its discretion provide an opportunity-to-cure period under Paragraph 17.4 for a revised Submission. The MDEQ will review the revised Submission in accordance with the procedure set forth in Paragraph 15.7. If the MDEQ disapproves a revised Submission, the MDEQ will so advise the Defendant, and as set forth above, subject to an opportunity-to-cure under Paragraph 17.4, stipulated penalties shall accrue from the date of the MDEQ’s disapproval of the original Submission and continue to accrue until the Defendant delivers an approvable Submission.

15.9       An approval or approval with conditions of a Submission shall not be construed to mean that the MDEQ concurs with any of the conclusions, methods, or statements in any Submission or warrants that the Submission comports with law.

15.10       Informal advice, guidance, suggestions, or comments by the MDEQ regarding any Submission provided by the Defendant shall not be construed as relieving the Defendant of its obligation to obtain any formal approval required under this Consent Decree.

XVI.   REIMBURSEMENT OF THE STATE’S COSTS

16.1       In consideration for the obligations Defendant is taking under this Consent Decree, costs incurred by the State through the Effective Date are deemed resolved.

16.2       Defendant shall reimburse the State as follows for Future Response Activity Costs incurred by the State.

(a)       Except as set forth in Paragraph (b) below, Defendant shall pay $1.5 million to cover all the State’s Future Response Activity Costs from the Effective Date through the ten (10) year anniversary of the Effective Date of this Consent Decree. Defendant shall place a fixed amount of $1.5 million into an interest-bearing account or interest-bearing instrument that is approved by MDEQ and that has the most favorable interest rate available to Defendant from its primary financial institution, within sixty (60) Days of the Effective Date. To help secure the most favorable interest rate available, MDEQ agrees not to draw on the account or instrument for at least three (3) years after the Effective Date. MDEQ shall be the sole beneficiary of the proceeds of the account or instrument.

(b)       In addition to the amount set forth in Paragraph (a) above, Defendant shall be responsible for all Future Response Activity Costs MDEQ incurs under Paragraph XVIII (Dispute Resolution for MDEQ and Defendant) and any Response Activity Costs MDEQ incurs to enforce this Consent Decree, but only to the extent such Future Response Activity Costs (other than attorney fees for outside counsel) are incurred between the Effective Date and the five (5) year anniversary of the Effective Date of this Consent Decree.

(c)        Following the ten (10) year anniversary of the Effective Date of this Consent Decree, Defendant shall only reimburse the State’s “hard costs” that are Future Response Activity Costs. “Hard costs” for purposes of this paragraph include sampling costs, laboratory costs, contractor costs, and other similar out-of-pocket costs invoiced to MDEQ. “Hard costs” do not include staff time incurred for MDEQ oversight or similar costs. MDEQ will periodically provide Defendant with an invoice for Future Response Activity Costs payable under this Paragraph (c). An invoice will include a summary report (Summary Report) that identifies all “hard costs” that are Future Response Activity Costs the State has incurred, the nature of those costs, and the dates through which those costs were incurred by the State. Except as provided by Section XVIII (Dispute Resolution for the MDEQ and Defendant) of this Consent Decree, Defendant shall reimburse the State for such “hard costs” that are Future Response Activity Costs within sixty (60) Days of Defendant’s receipt of an invoice from the State.

16.3       Defendant shall have the right to request a full and complete accounting of all the State invoices made hereunder, including travel vouchers, contracts, invoices, and payment vouchers as may be available to the State.

16.4       All payments made pursuant to this Consent Decree shall be by certified check, made payable to the “State of Michigan—Environmental Response Fund,” and shall be sent to:

By first class mail:

Michigan Department of Environment, Great Lakes, and Energy

Cashier’s Office

P.O. Box 30657

Lansing, MI 48909-8157

Via courier:

MDOT Accounting Services Division

Cashier’s Office for EGLE

Van Wagoner Building, 1st Floor West

425 West Ottawa Street

Lansing, MI 48933

16.5       The Wolverine World Wide, Inc. Consent Decree, the Court Case No. 1:18-cv-00039, and the RRD50103 shall be designated on each check. A copy of the transmittal letter and the check shall be provided simultaneously to the MDEQ Project Manager at the address listed in Paragraph 14.2(a), and the Assistant in Charge at the address listed in Paragraph 14.2(b).

16.6       Costs recovered pursuant to this section and payment of stipulated penalties pursuant to Section XVII (Stipulated Penalties) of this Consent Decree shall be deposited into the Environmental Response Fund in accordance with the provisions of Section 20108(3) of Part 201, Mich. Comp. Laws § 324.20108(3).

16.7       If the Defendant fails to make full payment to the State for Future Response Activity Costs as specified in Paragraphs 16.2(b) and (c) of this Consent Decree, Interest, at the rate specified in Section 20126a(3) of Part 201, Mich. Comp. Laws § 324.20126a(3), shall begin to accrue on the unpaid balance on the day after payment was due until the date upon which the Defendant makes full payment of those costs and the accrued Interest to the State, unless the State waives such interest or unless it is determined in Dispute Resolution that Defendant had a good faith, even if incorrect, basis for objecting to such costs. In any challenge by the Defendant to a State demand for reimbursement of costs, the Defendant shall have the burden of establishing that the State did not lawfully incur those costs in accordance with Section 20126a(1)(a) of Part 201, Mich. Comp. Laws § 324.20126a(1)(a) or other applicable statutes.

XVII.   STIPULATED PENALTIES

17.1       Defendant shall be responsible for stipulated penalties in the amounts set forth in Paragraphs 17.2 and 17.3 of this Consent Decree, for failure to comply with the requirements of this Consent Decree, unless excused under Section XII (Force Majeure) of this Consent Decree or unless waived by MDEQ. “Failure to Comply” by Defendant shall include failure to complete Submissions and notifications as required by this Consent Decree and failure to perform Response Activities in accordance with MDEQ-approved plans, this Consent Decree, and all applicable requirements of law, within the specified implementation schedules established by or approved under this Consent Decree.

17.2       The following stipulated penalties shall accrue per day for any violation of Section VII (Performance of Response Activities) of this Consent Decree:

Penalty Per Violation Per Day	Period of Noncompliance
$250	1st through 15th day
$750	16th through 30th day
$1500	30th day and beyond

17.3       Except as provided in Paragraph 17.2, Section XII (Force Majeure) and Section XVIII (Dispute Resolution for MDEQ and Defendant) of this Consent Decree, if Defendant fails or refuses to comply with any other term or condition of this Consent Decree, Defendant shall pay MDEQ stipulated penalties of $250 Dollars (two hundred fifty) a day for each and every failure or refusal to comply.

17.3       All penalties shall begin to accrue on the day after performance of an activity was due or the day a violation has occurred, unless MDEQ has provided Defendant with an opportunity to cure (including an opportunity to correct deficiencies under Paragraph 15.8) within a reasonable time in which case penalties shall begin to accrue on the day after the cure period expires and shall continue to accrue through the final day of completion of performance of the activity or correction of the violation. Nothing herein shall prevent the simultaneous accrual of separate penalties for separate violations of this Consent Decree.

17.4       Except as provided in Section XVIII (Dispute Resolution for MDEQ and Defendant) of this Consent Decree, Defendant shall pay stipulated penalties owed to the State no later than sixty (60) Days after Defendant’s receipt of a written demand from the State. Payment shall be made in the manner set forth in Paragraph 16.4 of Section XVI (Reimbursement of the State’s Costs) of this Consent Decree. Interest, at the rate provided for in Section 20126a(3) of the Part 201, Mich. Comp. Laws § 324.20126a(3), shall begin to accrue on the unpaid balance at the end of the thirty (30) Day period on the day after payment was due until the date upon which the Defendant makes full payment of those stipulated penalties and the accrued Interest to the State.

17.5       The payment of stipulated penalties shall not alter in any way Defendant’s obligation to perform the Response Activities required by this Consent Decree.

17.6       If Defendant fails to pay stipulated penalties when due, the State may institute proceedings to collect the penalties.

17.7       The assessment of stipulated penalties is not the State’s exclusive remedy if Defendant violates this Consent Decree. For any failure or refusal of Defendant to comply with the requirements of this Consent Decree, the State also reserves the right to pursue any other remedies to which it is entitled under this Consent Decree or any applicable law including, but not limited to, seeking civil fines, injunctive relief, and the specific performance of Response Activities and reimbursement of costs and exemplary damages pursuant to Section 20119(4) of Part 201, Mich. Comp. Laws § 324.20119(4) in the amount of three (3) times the costs incurred by the State as a result of the Defendant’s violation of or failure to comply with the Consent Decree, and sanctions for contempt of court.

17.8       Notwithstanding any other provision of this Section, the State may waive, in its unreviewable discretion, any portion of stipulated penalties and Interest that has accrued pursuant to this Consent Decree.

XVIII.   DISPUTE RESOLUTION FOR MDEQ AND DEFENDANT

18.1       Unless otherwise expressly provided for in this Consent Decree, the dispute resolution procedures of this Section shall be the exclusive mechanism to resolve disputes between MDEQ and Defendant arising under or with respect to this Consent Decree, including review and approval of a Response Activity Plan and other Submissions, except for Section XI (Emergency Response) of this Consent Decree, which is not disputable.

18.2       The procedures set forth in this Section shall not apply to actions by the MDEQ to enforce any of Defendant’s obligations that have not been disputed in accordance with this Section.

18.3       Engagement of dispute resolution pursuant to this Section shall not be cause for Defendant to delay the performance of any response activity required under this Consent Decree.

18.4       MDEQ shall maintain an administrative record of any disputes initiated pursuant to this Section. The administrative record shall include the information Defendant provides to MDEQ under Paragraphs 18.5 through 18.7 of this Consent Decree, and any documents MDEQ relies on to make the decisions set forth in Paragraphs 18.5 through 18.8 of this Consent Decree.

18.5       Except for undisputable matters identified in Paragraph 18.1 of this Consent Decree, any dispute that arises under this Consent Decree with respect to MDEQ’s disapproval, conditional approval, or other decision concerning requirements of this Consent Decree shall, in the first instance, be the subject of informal negotiations between the Project Managers representing MDEQ and Defendant.

(a)        A dispute shall be considered to have arisen on the date that the MDEQ or Defendant receives a written Notice of Dispute from the other Party.

(b)       The Notice of Dispute shall state the issues in dispute; the relevant facts upon which the dispute is based; factual data, analysis, or opinion supporting the Party’s position; and supporting documentation upon which the Party bases its position.

(c)       In the event Defendant objects to any MDEQ notice of disapproval, conditional approval, or decision concerning the requirements of this Consent Decree that is subject to dispute under this Section, Defendant shall submit the Notice of Dispute within ten (10) Days of receipt of MDEQ’s notice of disapproval, conditional approval, or decision.

(d)       The period of informal negotiations shall not exceed twenty (20) Days from the date a Party receives a Notice of Dispute, unless the time period for negotiations is modified by written agreement between MDEQ and the Defendant.

(e)       If MDEQ and the Defendant do not reach an agreement within twenty (20) Days or within the agreed-upon time period and the dispute involves MDEQ’s decision relating to a technical work plan submitted pursuant to this Consent Decree, the technical or scientific dispute shall be submitted to mediation as set forth in Paragraph 18.6. For all other disputes, if MDEQ and the Defendant do not reach an agreement within twenty (20) Days or within the agreed-upon time period, the dispute shall proceed under the process set forth in Paragraph 18.7.

18.6       In the case of disputes arising from MDEQ’s decision relating to a technical work plan submitted pursuant to this Consent Decree, the dispute shall be referred to a mediator with expertise relevant to the technical aspects of the Response Activities required under this Consent Decree within five (5) Working Days.

(a)       MDEQ and Wolverine shall seek to agree on a person to serve as such mediator. Such person shall have expertise in environmental remediation, but shall not be employed, contracted with, or otherwise affiliated with either MDEQ or Wolverine. If MDEQ and Wolverine cannot agree on a mediator within thirty (30) Days of the Effective Date, each will submit up to three candidates, with their respective resumes and qualifications, to the Court and the Court will select a mediator. Upon notice from the selected mediator that he or she is no longer willing or able to serve as mediator, MDEQ and Wolverine will seek to agree on a replacement mediator. If MDEQ and Wolverine cannot agree on a replacement mediator, each will submit up to three candidates, with their respective resumes and qualifications, to the Court and the Court will select a replacement mediator.

(b)       The period for mediation shall not exceed ten (10) Days from the date the dispute was referred to a mediator, unless the time period for mediation is modified by written agreement between the MDEQ and Defendant.

(c)       The mediator shall meet with the MDEQ and Defendant within ten (10) Days of the dispute being referred unless another timeframe is agreed to in writing by the MDEQ and Defendant.

(d)       Defendant shall be responsible for the costs of the mediation under this Section.

(e)       Only statements made by the mediator to both MDEQ and the Defendant at the conclusion of mediation shall be included in the administrative record under Paragraph 18.4. All other documents and communications flowing from the mediation shall not be included in the administrative record under Paragraph 18.4 unless MDEQ and the Defendant otherwise agree.

(f)       If the MDEQ and the Defendant are unable to resolve the dispute within fifteen (15) Days of the dispute being referred to the mediator or another timeframe as agreed upon in writing by the MDEQ and the Defendant, within seven (7) Days after the close of mediation the RRD District Supervisor will provide the MDEQ’s Statement of Position, in writing, to the Defendant.

(g)        In the absence of initiation of formal dispute resolution by Defendant under Paragraph 18.7 of this Consent Decree, MDEQ’s position as set forth in MDEQ’s Statement of Positions shall be binding on MDEQ and the Defendant.

18.7       If MDEQ and the Defendant cannot informally resolve a dispute under Paragraph 18.5 and 18.6 of this Consent Decree, the Defendant may initiate formal dispute resolution by submitting a written Request for Review to the RRD Director, with a copy to the MDEQ Project Manager, requesting a review of the disputed issues.

(a)       This Request for Review must be submitted within ten (10) Days of the Defendant’s receipt of the Statement of Position issued by the MDEQ pursuant to Paragraph 18.6(f) of this Consent Decree.

(b)       The Request for Review shall state the issues in dispute; the relevant facts upon which the dispute is based; factual data, analysis, or opinion supporting the Party’s position; and supporting documentation upon which the Party bases its position.

(c)       Within twenty (20) Days of the RRD Director’s receipt of the Defendant’s Request for Review, the RRD Director will provide the MDEQ’s Statement of Decision, in writing, to the Defendant, which will include a statement of his/her understanding of the issues in dispute; the relevant facts upon which the dispute is based; factual data, analysis, or opinion supporting his/her position; and supporting documentation he/she relied upon in making the decision.

(d)       The time period for the RRD Director’s review of the Request for Review may be extended by written agreement between the MDEQ and the Defendant.

(e)       In the absence of initiation of procedures set forth in Paragraph 18.8 of this consent Decree by the Defendant, the MDEQ’s Statement of Decision shall be binding on the Parties.

18.8       The MDEQ’s Statement of Decision pursuant to Paragraph 18.7, shall control unless, within twenty (20) Days after Defendant’s receipt of the MDEQ’s Statement of Decision, Defendant files with this Court a motion for resolution of the dispute, which sets forth the matter in dispute, the efforts made by MDEQ and the Defendant to resolve it, the relief requested, and the schedule, if any, within which the dispute must be resolved to ensure orderly implementation of this Consent Decree. Within thirty (30) Days of Defendant’s filing of a motion asking the Court to resolve a dispute, MDEQ will file with the Court the administrative record that is maintained pursuant to Paragraph 18.4 of this Consent Decree.

18.9       Any judicial review of the MDEQ’s Statement of Decision shall be limited to the administrative record. In proceedings on any dispute relating to the selection, extent, or adequacy of the Response Activities that are the subject of this Consent Decree, the Defendant shall have the burden of demonstrating on the administrative record that the position of the MDEQ is arbitrary and capricious or otherwise not in accordance with law. In proceedings on disputes not involving the Response Activities, including mixed questions of fact and law, the Defendant shall bear the burden of persuasion on factual issues under the applicable standards of review. Nothing herein shall prevent MDEQ from arguing that the Court should apply the arbitrary and capricious standard of review to any dispute under this Consent Decree.

18.10       Notwithstanding the invocation of a dispute resolution proceeding, stipulated penalties shall accrue as set forth in Section XVII (Stipulated Penalties), but payment shall be stayed pending resolution of the dispute. In the event, and to the extent that Defendant does not prevail on the disputed matters, MDEQ may demand payment of stipulated penalties and Defendant shall pay stipulated penalties as set forth in Paragraph 17.5 of Section XVII (Stipulated Penalties) of this Consent Decree. The Defendant shall not be assessed stipulated penalties for disputes that are resolved in its favor.

18.11       Notwithstanding the provisions of this Section and in accordance with Section XVI (Reimbursement of the State’s Costs) and Section XVII (Stipulated Penalties) of this Consent Decree, the Defendant shall pay to MDEQ that portion of a demand for reimbursement of costs or for payment of stipulated penalties that is not the subject of an ongoing dispute resolution proceeding.

XIX.   INDEMNIFICATION AND INSURANCE

19.1       The State of Michigan does not assume the liability of any other Party by entering into this Consent Decree. This Consent Decree shall not be construed to be an indemnity by the State for the benefit of Defendant or any other person.

19.2       The Defendant shall indemnify and hold harmless the State and its departments, agencies, officials, agents, employees, contractors, and representatives for any claims or causes of action that arise from, or on account of, acts or omissions of the Defendant, its officers, employees, agents, or any other person acting on its behalf or under its control, in performing the Response Activities required by this Consent Decree.

19.3       The Defendant shall indemnify and hold harmless the State of Michigan and its departments, agencies, officials, agents, employees, contractors, and representatives for all claims or causes of action for damages or reimbursement from the State that arise from, or on account of, any contract, agreement, or arrangement between the Defendant and any person for the performance of Response Activities under this Consent Decree, including any claims on account of construction delays.

19.4       The State shall provide Defendant notice of any claim for which the State intends to seek indemnification pursuant to Paragraphs 19.2 or 19.3 of this Consent Decree.

19.5       Neither the State of Michigan nor any of its departments, agencies, officials, agents, employees, contractors, or representatives shall be considered a party to any contract that is entered into by or on behalf of Defendant for the performance of Response Activities required by this Consent Decree. Neither Defendant nor its contractor shall be considered an agent of the State.

19.6       Defendant waives all claims or causes of action against the State of Michigan and its departments, agencies, officials, agents, employees, contractors, and representatives for damages, reimbursement, or set-off of any payments made or to be made to the State that arise from, or on account of, any contract, agreement, or arrangement between Defendant and any other person for the performance of Response Activities in the North Kent Study Area, including any claims resulting from construction delays.

19.7       Prior to commencing any Response Activities pursuant to this Consent Decree and for the duration of this Consent Decree, the Defendant shall secure and maintain comprehensive general liability insurance with limits of not less than Two Million Dollars ($2,000,000.00), combined single limit, which names the MDEQ, the MDAG, and the State of Michigan as additional insured parties. If the Defendant demonstrates by evidence satisfactory to the MDEQ that any contractor or subcontractor maintains insurance equivalent to that described above, then with respect to that contractor or subcontractor, the Defendant needs to provide only that portion, if any, of the insurance described above that is not maintained by the contractor or subcontractor. Regardless of the insurance method used by the Defendant, and prior to commencement of Response Activities pursuant to this Consent Decree, the Defendant shall provide the MDEQ Project Manager and the MDAG with certificates evidencing said insurance and the MDEQ, the MDAG, and the State of Michigan’s status as additional insured parties. Such certificates shall specify the Wolverine World Wide, Inc. Consent Decree, and the Court Case No. 1:18-cv-00039. A combination of Primary and Excess insurance coverages may be used to satisfy the requirements of this Section.

19.8       As used in this Section XIX, “State” or “State of Michigan” shall mean the State of Michigan including all of its departments, agencies, officials, agents, employees, contractors, and representatives.

XX.   COVENANTS NOT TO SUE BY THE STATE

20.1       In consideration of the actions that will be performed and the payments that will be made by the Defendant under the terms of this Consent Decree, and except as specifically provided for in this Section and Section XXII (Reservation of Rights by the State) of this Consent Decree, the State of Michigan hereby covenants not to sue or to take further administrative action against the Defendant as of the Effective Date for Response Activities to address releases of PFAS Compounds in the North Kent Study Area, including but not limited to:

(a)       Provision of municipal water in the North Kent Study Area, as set forth in Paragraph 6.1 of this Consent Decree.

(b)       Provision of filtered or alternative water in the North Kent Study Area as required by Paragraphs 7.5 of this Consent Decree.

(c)       Residential well sampling in the North Kent Study Area as required by Paragraph 7.6 of this Consent Decree.

(d)       Response Activities at the Tannery that Defendant performs in compliance with the requirements of Section VII of this Consent Decree (Paragraph 7.7).

(e)       Response Activities at the House Street Disposal Site that Defendant performs in compliance with the requirements of Section VII of this Consent Decree (Paragraph 7.8).

(f)       Response Activities addressing releases of PFAS Compounds into groundwater and surface water that Defendant performs in compliance with the requirements of Section VII of this Consent Decree as required by Paragraphs 7.9 and 7.10 of this Consent Decree.

(g)       Recovery of Past Response Activity Costs associated with the North Kent Study Area.

(h)       Recovery of Future Response Activity Costs associated with the North Kent Study Area that the Defendant has paid as set forth in Section XVI (Reimbursement of the State’s Costs) of this Consent Decree.

(i)       Air deposition modeling or fish contaminant monitoring that may be associated with Defendant’s activities at the Tannery.

20.2       Notwithstanding the foregoing, this Covenant Not to Sue shall not cover Natural Resource Damages which shall be governed by Section XXI (Natural Resource Damages).

20.3       The covenants not to sue provided to Defendant in Paragraphs 20.1 shall extend to Defendant for PFAS Compounds impacts within the North Kent Study Area from locations outside the North Kent Study Area.

20.4       The covenants not to sue provided to Defendant shall extend to Contributing Parties as defined in this Consent Decree after all of the following conditions are satisfied:

(a)       Defendant has submitted to MDEQ written documentation as required by Paragraph 4.3 attesting that Defendant has obtained contribution from the Contributing Party with respect to Response Activities that Defendant is required to perform under this Consent Decree; and

(b)       Defendant has submitted to MDEQ a statement signed by a person authorized to bind the Contributing Party affirming that the Contributing Party agrees, without limitation, to be bound by the provisions of Paragraph 21.1, Section XXII (Reservation of Rights by the State), and Section XXIV (Covenant Not to Sue by Defendant) of this Consent Decree.

20.5       The covenants not to sue extend only to Defendant and to Contributing Parties and do not extend to any other person.

XXI.   NATURAL RESOURCE DAMAGES

21.1       MDEQ and Defendant agree that any limitations period on MDEQ’s claims for natural resource damages against Defendant and Contributing Parties is tolled for a period of ten (10) years from the Effective Date.

21.2       Defendant shall receive natural resource damages credit from the State of Michigan for Defendant’s expenditures upon completion of the activities set forth in this Paragraph 21.2. Such credit shall be equal in amount to Defendant’s expenditures on the following activities:

(a)       Wetland restoration at the Tannery conducted under Paragraph 7.7 of this Consent Decree;

(b)       Bank removal and restoration at the Tannery conducted under Paragraph 7.7 of this Consent Decree;

(c)       The GSI studies and investigation conducted under Paragraph 7.10 of this Consent Decree;

(d)       Response Activities undertaken by Defendant as a result of the GSI investigations and conducted pursuant to an MDEQ approved work plan; and

(e)       Other activities not otherwise required by this Consent Decree that are proposed by Defendant and approved by MDEQ to address natural resources at the Tannery or House Street Disposal Site.

21.3       Upon the occurrence of either of the following events, MDEQ will covenant not to sue Defendant and Contributing Parties for any natural resource damages arising from actual or threatened releases of PFAS Compounds at the Tannery or other disposal areas or the presence of PFAS Compounds in the North Kent Study Area:

(a)       MDEQ and Defendant agree that no Response Activities are necessary as a result of the GSI investigations conducted pursuant to Paragraph 7.10(a) or (e) of this Consent Decree; or

(b)       MDEQ and Defendant agree that Defendant completed all necessary Response Activities for the GSI pathways as identified in the work plans approved by MDEQ pursuant to Paragraph 7.10(a) or (e) of this Consent Decree.

XXII.   RESERVATION OF RIGHTS BY THE STATE

22.1       The covenants not to sue apply only to those matters specified in Paragraph 20.1 of Section XX (Covenants Not to Sue by the State) and Section XXI (Natural Resource Damages) of this Consent Decree. The State expressly reserves, and this Consent Decree is without prejudice to, all rights to take administrative action or to file a new action pursuant to any applicable authority for any matters not covered by Section XX (Covenants Not to Sue by the State) and Section XXI (Natural Resource Damages), including but not limited to the following:

(a)       With respect to Defendant:

(i)       Defendant’s breach of, or the enforcement of, this Consent Decree, including the performance of Response Activities that are required under this Consent Decree.

(ii)       Defendant’s failure to pay or delay in paying those Future Response Activity Costs that the Defendant is required to pay under this Consent Decree.

(iii)      Any matters for which the State is owed indemnification under Section XIX (Indemnification and Insurance) of this Consent Decree.

(iv)      The release or threatened release of hazardous substances that occur during or after the performance of Response Activities required by this Consent Decree or any other violations of state or federal law for which Defendant has not received a covenant not to sue.

(b)       With respect to Defendant and Contributing Parties:

(i)       The past, present, or future treatment, handling, disposal, release, or threat of release of hazardous substances that occur outside the North Kent Study Area.

(ii)       The past, present, or future treatment, handling, disposal, release, or threat of release of hazardous substances taken from the North Kent Study Area to areas outside the North Kent Study Area.

(iii)       Natural Resource Damages, except as provided for in Section XXI (Natural Resource Damages).

(iv)       Criminal acts.

(v)       Any issue addressed in Section 20132 of Part 201, Mich. Comp. Laws § 324.20132 as it relates to unknown conditions at or emanating from the North Kent Study Area. For the purposes of this section, “unknown conditions” shall not include releases of PFAS Compounds in the North Kent Study Area as of the Effective Date as evidenced in any sampling data, description, depiction or other information available to MDEQ, as well as new data or information related to the migration, expansion, change in shape or concentration of such prior releases from known or suspected source areas within the North Kent Study Area.

22.2       The State reserves the right to take action against the Defendant, Contributing Parties, or both if it discovers at any time that any material information provided by such person prior to or after entry of this Consent Decree was false or misleading.

22.3       The State expressly reserves all of its rights and defenses pursuant to any available legal authority to enforce this Consent Decree.

22.4       In addition to, and not as a limitation of any other provision of this Consent Decree, the State retains all of its authority and reserves all of its rights to perform, or contract to have performed, any Response Activities that the State determines are necessary.

22.5       In addition to, and not as a limitation of any provision of this Consent Decree, the State retains all of its information-gathering, inspection, access and enforcement authorities and rights under Part 201 and any other applicable statute or regulation.

22.6       Failure by the State to enforce any term, condition, or requirement of this Consent Decree in a timely manner shall not:

(a)       Provide or be construed to provide a defense for the Defendant’s noncompliance with any such term, condition, or requirement of this Consent Decree.

(b)       Estop or limit the authority of the State to enforce any such term, condition, or requirement of the Consent Decree, or to seek any other remedy provided by law.

22.7       This Consent Decree does not constitute a warranty or representation of any kind by the State that the Response Activities performed by the Defendant in accordance with the MDEQ-approved Response Activity Plans required by this Consent Decree will result in the achievement of the performance objectives stated in Paragraph 7.1 of Section VII (Performance of Response Activities) of this Consent Decree or the criteria established by law, or that those Response Activities will assure protection of public health, safety, or welfare, or the environment.

22.8       Except as provided in Paragraph 20.1 of Section XX (Covenants Not to Sue by the State), nothing in this Consent Decree shall limit the power and authority of the State of Michigan, pursuant to Section 20132(8) of Part 201, Mich. Comp. Laws § 324.20132(8) or other legal authority, to direct or order all appropriate action to protect the public health, safety, or welfare, or the environment; or to prevent, abate, or minimize a release or threatened release of hazardous substances, pollutants, or contaminants on, at, or from the North Kent Study Area.

22.9       Except as specifically set forth in Section XX (Covenants Not to Sue by the State) and Section XXI (Natural Resource Damages), the State expressly reserves its right to bring and maintain any action against Contributing Parties for any claims the State may have relating to PFAS Compounds and for the impacts of PFAS Compounds outside the North Kent Study Area.

XXIII.   COVENANT NOT TO SUE BY INTERVENING TOWNSHIPS

23.1       In consideration of the actions that will be performed and the payments that will be made by the Defendant under the terms of this Consent Decree the Intervening Townships hereby release and covenant not to sue or to take further administrative action against the Defendant and Contributing Parties as of the Effective Date for matters or Response Activities arising from the presence prior to the Effective Date or release of PFAS Compounds in or from the North Kent Study Area other than enforcement of this Consent Decree, including but not limited to:

(a)       Extending Municipal Water in the North Kent Study Area as required by Paragraph 6.1 of this Consent Decree.

(b)        Provision of filtered or alternative water in the North Kent Study Area as required by Paragraphs 7.5 of this Consent Decree.

(c)       Residential well sampling in the North Kent Study Area as required by Paragraph 7.6 of this Consent Decree.

(d)       Response Activities at the Tannery that Defendant performs in compliance with the requirements of Section VII of this Consent Decree (Paragraph 7.6).

(e)       Response Activities at the House Street Disposal Site that Defendant performs in compliance with the requirements of Section VII of this Consent Decree (Paragraph 7.7).

(f)       Response Activities addressing releases of PFAS Compounds into groundwater and surface water that Defendant performs in compliance with the requirements of Section VII of this Consent Decree as required by Paragraphs 7.9 and 7.10 of this Consent Decree.

(g)       Construction of a permanent Granulated Activated Carbon system at the water treatment plant.

(h)       Construction of a new permanent replacement wellfield for Plainfield’s Versluis wellfield.

(i)       Recovery of Past Response Activity Costs associated with the North Kent Study Area.

(j)       Recovery of Future Response Activity Costs associated with the North Kent Study Area.

23.2       The release and covenants not to sue by the Intervening Townships apply only to those matters specified in Paragraph 23.3 of Section XX (Covenants Not to Sue by the Intervening Townships) of this Consent Decree. The Intervening Townships expressly reserve, and this Consent Decree is without prejudice to, all rights to file a new action pursuant to any applicable authority against the Defendant with respect to the following:

(a)       Defendant’s breach of, or the enforcement of, this Consent Decree, as it relates to Wolverine’s commitments to the Townships, specifically sections XX; and

(b)       Matters unrelated to the presence of PFAS Compounds in the North Kent Study Area.

23.3       The covenants not to sue extend only to the Defendant and Contributing Parties and do not extend to any other person.

XXIV.   COVENANT NOT TO SUE BY DEFENDANT AND CONTRIBUTING PARTIES

24.1       The Defendant and Contributing Parties hereby covenant not to sue and agree not to assert or maintain any civil, judicial, or administrative action against the State, its agencies, the Intervening Townships, or their authorized representatives, for any claims or causes of action against the State that arise from this Consent Decree (other than resolution of disputes pursuant to Section XVIII (Dispute Resolution for Defendant and MDEQ) arising hereunder), including, but not limited to, any direct or indirect claim for reimbursement from the Cleanup and Redevelopment Fund pursuant to Section 20119(5) of the NREPA or any other provision of law.

24.2       After the Effective Date of this Consent Decree, if the MDAG initiates any administrative or judicial proceeding for injunctive relief, recovery of Response Activity Costs, or other appropriate relief arising from claims reserved in Section XXII (Reservation of Rights by the State) relating to the North Kent Study Area, the Defendant and Contributing Parties agree not to assert and shall not maintain any defenses or claims that are based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, or claim-splitting, or that are based upon a defense that contends any claims raised by the State in such a proceeding were or should have been brought in this case; provided, however, that nothing in this paragraph affects the enforceability of the covenants not to sue set forth in Section XX (Covenants Not to Sue by the State) of this Consent Decree.

XXV.   EFFECT OF SETTLEMENT/CONTRIBUTION PROTECTION

25.1       Except as provided herein or by operation of law, nothing in this Consent Decree shall be construed to create any right in, or grant any cause of action to, any person not a Party to this Consent Decree. Each Party to this Consent Decree and each Contributing Party expressly reserves any and all rights, defenses, claims, demands, and causes of action which such person may have against any person not a Party or Contributing Party hereto with respect to any release of PFAS Compounds in the North Kent Study Area. Unless otherwise specifically stated, this Consent Decree does not limit or affect the rights of any Party against any third parties not Party to this Consent Decree, nor does it limit the rights of third parties not Party to this Consent Decree against any Party to this Consent Decree, except as otherwise provided by law.

25.2       The Parties agree, and by approving and entering this Consent Decree this Court finds, that the Defendant and any Contributing Parties that satisfy all the requirements of Paragraph 20.4 of this Consent Decree are entitled to protection from contribution actions or claims as provided by Section 20129(5) of Part 201, Mich. Comp. Laws § 324.20129(5), Section 113(f)(2) of the Comprehensive Environmental Response, Compensation, and Liability Act, 1980 PL 96-510, as amended (CERCLA), 42 U.S.C. § 9613(f)(2); and to the extent provided in Section XX (Covenants Not to Sue by the State) of this Consent Decree, Defendant and the Contributing Parties that satisfy all the requirements of Paragraph 20.4 of this Consent Decree shall not be liable for claims for contribution for the matters set forth in Paragraph 20.1 of Section XX (Covenants Not to Sue by the State) of this Consent Decree, to the extent allowable by law. The Parties agree that entry of this Consent Decree constitutes an judicially approved settlement for purposes of Section 113(f)(3)(B) of the CERCLA, 42 U.S.C. § 9613(f)(3)(B), pursuant to which Defendant and the Contributing Parties that satisfy all the requirements of Paragraph 20.4 of this Consent Decree have, as of the Effective Date, resolved liability to MDEQ for the matters set forth in Paragraph 20.1 of this Consent Decree. Except as set forth herein pursuant to Section 20129(5) of Part 201, Mich. Comp. Laws § 324.20129(5), entry of this Consent Decree does not discharge the liability of any other person that may be liable under Section 20126 of Part 201, Mich. Comp. Laws § 324.20126, or Section 9607 and Section 9613 of the CERCLA. Pursuant to Section 20129(9) of Part 201, Mich. Comp. Laws § 324.20129(9), any action by Defendant or the Contributing Parties that satisfy all the requirements of Paragraph 20.4 of this Consent Decree for contribution from any person that is not a Party to this Consent Decree shall be subordinate to the rights of the State of Michigan, if the State files an action pursuant to the NREPA or other applicable state or federal law.

25.3       Defendant’s compliance with the terms of the Consent Decree and achievement of the objectives of the work plans required within that Consent Decree satisfy all the MDEQ claims in its Amended Complaint for declaratory relief, injunctive relief, and costs to address risks posed by PFAS Compounds arising from releases of PFAS Compounds by Defendant affecting the North Kent Study Area.

25.4       This Consent Decree supersedes the May 6, 1966, settlement agreement between Defendant and Plainfield (Appendix T—the “1966 Settlement Agreement”), to the extent the 1966 Settlement Agreement is still in effect. Compliance with this Consent Decree constitutes compliance with all provisions of the 1966 Settlement Agreement.

XXVI.   MODIFICATIONS

26.1       This Consent Decree, including attachments, shall constitute the entire agreement of the Parties and shall not be modified by any prior oral or written agreement, representation, or understanding. For Sections VII (Performance of Response Activities), IX (Access), X (Sampling and Analysis), XI (Emergency Response), XIII (Record Retention/Access to Information), XV (Submissions and Approvals), XVI (Reimbursement of the State’s Costs), XIX (Indemnification and Insurance), XX (Covenants Not to Sue by the State), XXI (Natural Resources Damages), and XXII (Reservations of Rights by the State), the terms of this Consent Decree, including any attached Appendices, may be modified only by a subsequent written agreement signed by MDEQ and the Defendant. For all other sections of the Consent Decree, the terms of the Consent Decree, including any attached Appendices, may be modified only by a subsequent written agreement signed by all Parties. Any material modification of this Consent Decree shall be effective only upon approval by the Court. Material changes shall not include agreed-upon changes to Response Activity Plans required to be submitted for MDEQ approval under Section VII (Performance of Response Activities) or to deadlines in any schedules approved by MDEQ or the Townships in accordance with the provisions of this Consent Decree.

26.2       Nothing in this Consent Decree shall be deemed to alter the Court’s power to enforce, supervise, or approve modifications to this Consent Decree.

26.3       The provisions of this Consent Decree are not severable. The Parties’ consent hereto is conditioned upon the entry of this Consent Decree in its entirety without modification, addition, or deletion except as agreed to by the Parties.

26.4       Neither unanticipated or increased costs or expenses associated with implementation of actions called for by this Consent Decree, nor economic hardship or changed financial circumstances of Defendant, shall serve as a basis for modification of this Consent Decree unless agreed to by the Parties.

26.5       Any disputes concerning modification of this Consent Decree shall be resolved pursuant to Section XVIII (Dispute Resolution for MDEQ and Defendant), provided, however, that, instead of the burden of proof provided by Paragraph 18.9, the Party seeking the modification bears the burden of demonstrating that it is entitled to the requested modification in accordance with Federal Rule of Civil Procedure 60(b).

XXVII.   SEPARATE DOCUMENTS

The Parties may execute this Consent Decree in duplicate original form for the primary purpose of obtaining multiple signatures, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

XXVIII.   INTEGRATION

This Consent Decree and its attachments constitute the final, complete, and exclusive agreement and understanding among the Parties regarding the settlement embodied in the Consent Decree and supersedes all prior agreements or understandings, whether oral or written, concerning the settlement embodied herein. Other than deliverables that are subsequently submitted and approved pursuant to this Consent Decree, the Parties acknowledge that there are no representations agreements, or understandings relating to the settlement other than those expressly contained in this Consent Decree and its attachments.

XXIX.   TAX REPORTING

All payments made and all expenses, including Response Activity Costs, incurred by Defendant pursuant to this Consent Decree are intended to constitute restitution (i.e. remediation of property) for damage or harm which was or may be caused by the violation of any law or the potential violation of any law, as provided in IRC section 162(f), and the terms of this Consent Decree reflect that the Defendant’s payments will, in fact, be used for such purposes.

To the extent that MDEQ or the Townships are required under IRC section 6050X to report amounts paid pursuant to this Consent Decree to the Internal Revenue Service, MDEQ and the Townships will report such payment consistent with the character of the payment as restitution, remediation, or an amount paid to come into compliance with the law.

XXX.   FINAL JUDGMENT

Upon approval and entry of this Consent Decree by the Court, this Consent Decree shall constitute a final judgment between and among the Parties as to the Parties’ claims with respect to the release or presence of PFAS Compounds in the North Kent Study Area, including the claims specified in Section XX (Covenants Not to Sue by the State) and Section XXIII (Covenants Not to Sue by the Intervening Townships) of this Consent Decree, subject to the reservations of rights and reopeners in Section XXII (Reservation of Rights by the State) of this Consent Decree, and as to the claims and subject to the reservations of rights and reopeners specified in Section XXIV (Covenant Not to Sue by Defendant) of this Consent Decree. The Court finds that there is no reason for delay and therefore enters this judgment as a final judgment under Fed. R. Civ. P. 54 and 58.

SO ORDERED THIS ______ DAY OF _______________, 2020.

Hon. Janet T. Neff
United States District Judge

FOR THE MICHIGAN DEPARTMENT OF ENVIRONMENT, GREAT LAKES, AND ENERGY:

/s/ Liesl Eichler Clark	Dated:	February 3, 2020
Liesl Eichler Clark, Director
Michigan Department of Environment,
Great Lakes, and Energy
P.O. Box 30473
Lansing, MI 48909
(517) 284-6700

FOR THE MICHIGAN DEPARTMENT OF ATTORNEY GENERAL:

/s/ Polly A. Synk	Dated:	February 3, 2020
Polly A. Synk (P63473)
Danielle Allison-Yokom (P70950)
Brian J. Negele (P41846)
Assistant Attorneys General
Environment, Natural Resources,
and Agriculture Division
P.O. Box 30755
Lansing, MI 48909
(517) 335-7664

FOR WOLVERINE WORLD WIDE, INC.:

/s/ Kyle L. Hanson	Dated:	February 3, 2020
Kyle L. Hanson
Senior Vice President
General Counsel and Secretary

FOR INTERVENING PLAINTIFFS PLAINFIELD CHARTER TOWNSHIP AND ALGOMA TOWNSHIP

/s/ Douglas W. Van Essen	Dated:	February 3, 2020
Douglas W. Van Essen (P33169)
Silver & Van Essen, P.C.
Attorney for Intervening Townships
300 Ottawa Avenue NW, Suite 620
Grand Rapids, MI 49503
(616) 988-5600
dwv@silvervanessen.com

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